EXHIBIT 10.1



                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


                                      AMONG


                        BRANCH BANKING AND TRUST COMPANY,

                       KRISPY KREME DOUGHNUT CORPORATION,

                  THORNTON'S FLAV-O-RICH BAKERY, INCORPORATED,

                KRISPY KREME DISTRIBUTING COMPANY, INCORPORATED,

                         KRISPY KREME DOUGHNUTS COMPANY,

                             HD CAPITAL CORPORATION

                                       AND

                           HDN DEVELOPMENT CORPORATION



                                 $28,000,000.00
                            REVOLVING LINE OF CREDIT
                                 $12,000,000.00
                                    TERM LOAN

                                DECEMBER 21, 1998

ANNEX I - Lender's Commitment dated September 25, 1998


                                    EXHIBITS

Exhibit A       -      Forms of Conversion Notes
Exhibit A-1     -      Conversion Interbank Rate Promissory Note
Exhibit A-2     -      Fixed Swap Rate Promissory Note
Exhibit B       -      Revolving Line of Credit Note
Exhibit C       -      Term Note
Exhibit D       -      Disbursement Authorization
Exhibit E       -      Stock Purchase Agreement


                                    SCHEDULES

Schedule 6.1         -     Foreign Qualifications/Subsidiaries
Schedule 6.2         -     Litigation; Governmental Regulation
Schedule 6.3         -     Taxes
Schedule 6.4         -     Defaults
Schedule 6.8         -     List of Franchisees
Schedule 6.10        -     Employee Benefit Plans
Schedule 6.11        -     Financial Statements
Schedule 6.12        -     Title to Assets
Schedule 6.15        -     List of Patents, Etc.
Schedule 6.17        -     Compliance with Laws
Schedule 6.18        -     Environmental Matters
Schedule 6.21        -     Realty Property Owned
Schedule 6.22        -     Real Property Leased
Schedule 7.7         -     Insurance
Schedule 8.6         -     Borrower's Existing Loans/Obligations and Liabilities
Schedule 8.18        -     Management Personnel



                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


         THIS AMENDED AND RESTATED LOAN AGREEMENT, dated effective as of the 21st day of December, 1998 (the "Loan Agreement" or "Agreement"), is by and among

         BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the "Lender"); and

         KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation ("Krispy Kreme"), THORNTON'S FLAV-O-RICH BAKERY, INCORPORATED, a North Carolina corporation ("Thornton's"), KRISPY KREME DISTRIBUTING COMPANY, INCORPORATED, a North Carolina corporation ("Distributing"), KRISPY KREME DOUGHNUTS COMPANY, a North Carolina corporation ("Doughnuts"), all with their principal offices in Winston-Salem, North Carolina, HD CAPITAL CORPORATION, a Delaware corporation ("HD Capital") with its principal office in Wilmington, Delaware, and HDN DEVELOPMENT CORPORATION, a Kentucky corporation ("HD Development") with its principal office in Florence, Kentucky.

                                R E C I T A L S:

         A. Krispy Kreme owns all of the issued and outstanding shares of Stock of Thornton's, Distributing and Doughnuts. Thornton's owns all of the issued and outstanding shares of stock of HD Capital and HD Capital owns all of the issued and outstanding shares of stock of HD Development.

         B. The parties entered into that certain Amended and Restated Loan Agreement dated July 12, 1996 (the "Prior Loan Agreement"), pursuant to which Lender extended a revolving credit facility in the principal amount of up to $18,000,000 and a term loan credit facility of $12,000,000.

         C. The parties have agreed to restructure the credit facilities extended pursuant to the Prior Loan Agreement, and Lender has been requested to increase availability under the Revolving Line of Credit from $18,000,000 to $28,000,000.

         D. The parties desire to amend and restate the Prior Loan Agreement to evidence the restructuring of the existing credit facilities and the increased availability under the Revolving Line of Credit.

         E. The Borrowers will use the proceeds of the Loans (i) to refinance certain indebtedness; (ii) to provide working capital; (iii) to provide financing for expansion of stores; and (iv) for such other corporate purposes as are permitted hereunder, all as more fully set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrowers and the Lender amend and restate the Prior Loan Agreement as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms. For purposes of this Loan Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean, as to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" or "Loan Agreement" shall mean this Loan Agreement and all amendments, modifications and supplements hereto, and restatements hereof, and all schedules and exhibits hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         "Bankruptcy Code" shall mean 11 U.S.C. ss. 101 et seq., as amended, and any successor statute or statutes having substantially the same function.

         "Borrower" or "Borrowers" shall mean Krispy Kreme, Thornton's, Distributing, Doughnuts, HD Capital and HD Development, or any or all of them, and each Subsidiary formed, activated or acquired after the date hereof which becomes a party hereto pursuant to Section 8.15, and each and all of their respective successors and assigns.

         "Business Day" shall mean any day (excluding Saturday, Sunday and legal holidays) on which commercial banks in Winston-Salem, North Carolina are open.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Capital Asset" shall mean any asset that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital asset.

         "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on a balance sheet of the lessee.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with Generally Accepted Accounting Principles, appear on a balance sheet as a liability of such lessee in respect of such Capital Lease.

         "Closing" shall mean the execution and delivery of this Agreement and such of the other Loan Documents, which is to occur at the time and place specified in Section 5.1.

         "Closing Date" shall mean the date referred to in Section 5.1 hereof.

         "Consolidated Tangible Net Worth" shall mean, at any date, the shareholders' equity of the Borrowers and their Subsidiaries, decreased by all
(i) assets of whatever kind or nature of each Subsidiary (that is not a Borrower) and (ii) intangible assets of the Borrowers; and increased by all intercompany receivables to a Borrower from a Subsidiary (which is not a Borrower) which are subordinated to the rights of Lender pursuant to Section 8.3, as determined in accordance with Generally Accepted Accounting Principles.

         "Conversion Loan" shall mean that portion of the principal amount outstanding under the Revolving Line of Credit which is converted to a term loan pursuant to Article III.

         "Conversion Note" shall mean any promissory note issued by the Borrowers to the Lender in connection with a Conversion Loan pursuant to Article III, the forms of which are attached as Exhibits A-1, A-2 and A-3.

         "Credit Card Obligations" shall mean all obligations of all or any of the Borrowers and any Affiliate or Subsidiary of a Borrower to repay Lender all amounts advanced, or subject to advance, by Lender in connection with any credit cards or similar arrangements, whether heretofore, now or hereafter issued on behalf of any Borrower or any of its or their Affiliates or Subsidiaries.

         "Current Assets" shall mean, at any date, the aggregate of the current assets of the Borrowers and their Subsidiaries on a consolidated basis appearing on the asset side of the Borrowers' consolidated balance sheet, decreased by all current assets, of whatever kind or nature, of each Subsidiary (that is not a Borrower), and increased by all intercompany receivables which are subordinated to the rights of Lender pursuant to Section 8.3, but only to the extent that such subordinated receivables constitute current assets, as determined in accordance with Generally Accepted Accounting Principles.

         "Current Liabilities" shall mean, at any date, the aggregate of the current liabilities of the Borrowers and their Subsidiaries on a consolidated basis appearing on the liability side of Borrowers' consolidated balance sheet, determined in accordance with Generally Accepted Accounting Principles.

         "Debt Service Requirements" shall mean, for any period, the sum of (a) Interest Expense, (b) such portions of Long-Term Indebtedness which are or were due and payable during such period, and (c) such portions of Capital Lease Obligations which are or were due and payable during such period.

         "Default" shall mean any of the events specified in Article IX, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such default an Event of Default.

         "Default Rate" shall mean, with respect to any Loan, the Note Rate thereof, plus two (2) percentage points.

         "Disclosure Statement" shall have the meaning specified in Section 6.8.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by any Borrower or Subsidiary.

         "Event of Default" shall have the meaning specified in Article IX.

         "Financials" or "Financial Statements" shall mean the audited consolidated balance sheets and consolidated statements of income, retained earnings and cash flows of the Borrowers for the fiscal years ended January 30, 1994, January 29, 1995, January 28, 1996, January 26, 1997 and January 25, 1998,
and all interim financial statements of the Borrowers and/or their Subsidiaries that have previously been delivered by any Borrower or Subsidiary to the Lender.

         "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrowers and each of the Borrowers' Subsidiaries throughout the period indicated and consistent with the prior financial practices of the Borrowers and each of their Subsidiaries as reflected on the Financials so as to properly reflect the financial condition, and the results of operations and changes in financial position, of the Borrowers and their Subsidiaries.

         "Hazardous Substances" shall have the meaning given in Section 6.18.

         "Indebtedness" shall mean all liabilities, obligations and indebtedness of the Borrowers or any of them or of any of their Subsidiaries of any and every kind and nature, including, without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from any Borrower or Subsidiary to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and whether matured or unmatured. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

                  (a) All obligations or liabilities that are secured by any lien, claim, encumbrance or security interest upon property owned by any Borrower or Subsidiary even though such Borrower or Subsidiary has not assumed or become liable for the payment thereof;

                  (b) All obligations or liabilities created or arising under any Capital Lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by any Borrower or Subsidiary, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

                  (c) All unfunded pension fund obligations and liabilities; and

                  (d) Deferred taxes.

         "Interbank Rate" (also known as "LIBOR") shall mean the interest rate as quoted in the Wall Street Journal (Credit Markets Section) or on Bloomberg Screen MMR2 (or any successor or comparable reporting service) by 9:00 A.M. on the Business Day of each month which either is or is closest to the tenth day of such month, for the offering of dollar deposits by leading banks in the London interbank market for amounts comparable to the maximum amount of the Loans or the outstanding principal balance of any Conversion Loan, as the case may be. In the event that the Interbank Rate or the practice of announcing it shall be abolished or abandoned, or should the same be unascertainable, the Lender and the Borrowers shall agree in writing on a comparable reference rate, which shall be deemed to be the Interbank Rate under this Loan Agreement and the other Loan Documents; provided, if such agreement is not reached within a reasonable period of time (in Lender's judgment), it shall be a rate reasonably determined by Lender in its sole discretion as a rate being paid, as of the date of determination, by first class banking organizations (as determined by Lender) in the London interbank market for the offering of dollar deposits.

         "Interest Expense" shall mean, for any period, total interest expense of the Borrowers and their Subsidiaries on a consolidated basis (including, without limitation, interest expense attributable to Capital Leases) determined in accordance with Generally Accepted Accounting Principles.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Lender" shall mean Branch Banking and Trust Company and its successors and assigns.

         "Letter of Credit Obligations" shall mean all obligations of all or any of the Borrowers and any Affiliate or Subsidiary of a Borrower to repay Lender all amounts advanced, or subject to advance, by Lender in connection with any letter(s) of credit or similar arrangements, whether heretofore, now or hereafter issued on behalf of any Borrower or any of its or their Affiliates or Subsidiaries.

         "Letter of Credit Reserve" shall mean an undisbursed reserve against the Revolving Line of Credit in an amount equal to all Letter of Credit Obligations.

         "Loan" or "Loans" shall mean the Revolving Line of Credit, the Term Loan and/or any Conversion Loan.

         "Loan Documents" shall mean and collectively refer to this Agreement, the Revolving Line of Credit Note, the Term Note, any Conversion Note and any and all agreements, instruments and other documents, including, without limitation, consents, contracts, notices, trust account agreements and all other written matters (excluding however general correspondence) whether heretofore, now or hereafter executed by or on behalf of the Borrowers or any of them and delivered to Lender, which evidence or relate to this Agreement or the transactions contemplated hereby, and all other documents, instruments and other written matters required by this Agreement to be delivered by any Borrower or any third party and any and all amendments, modifications, restatements, replacements, substitutes and supplements to any of the foregoing documents.

         "Long-Term Indebtedness" shall mean all outstanding Indebtedness of the Borrowers and their Subsidiaries on a consolidated basis that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is renewable or extendable at the option of any Borrower or Subsidiary to a date more than one year from (including an option of any Borrower or Subsidiary under a revolving credit or similar arrangement obligating the lender or lenders to extend credit over a period of one year or more) the date of creation thereof, and includes current maturities of any such Indebtedness.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or Subsidiary is required to make contributions.

         "Net Income" shall mean, for any period, the net income (or loss) of the Borrowers and their Subsidiaries, on a consolidated basis for such period, determined in accordance with Generally Accepted Accounting Principles.

         "Note Rate" shall mean, at any time, and as the context requires, the interest rate in effect on the Revolving Line of Credit Note, the Term Note or any Conversion Note at such time.

         "OSHA" shall mean the Occupational Safety and Health Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Obligations" shall mean and include the Revolving Line of Credit, the Term Loan, each Conversion Loan and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties (including post-petition interest on the foregoing, to the extent lawful) owing, arising, due or payable from any Borrower or Subsidiary to the Lender of any kind or nature, present or future, arising under this Agreement, the Revolving Line of Credit Note, the Term Note, any Conversion Note or any of the other Loan Documents or otherwise (including all Letter of Credit Obligations), whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, as the same may be modified, extended or renewed from time to time. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to any Borrower or Subsidiary by the Lender under this Agreement or any of the other Loan Documents.

         "Operating Cash Flow" shall mean, for any period, the Borrowers' consolidated Net Income for such period, after deduction of income taxes and all amounts paid or payable to a Subsidiary (that is not a Borrower) for or during such period, plus depreciation expense, amortization of intangibles, Interest Expense, all intercompany receivables arising during such period which are subordinated to the rights of Lender pursuant to Section 8.3 and dividends paid or payable from any Subsidiary (which is not a Borrower) for or during such period, all as determined in accordance with Generally Accepted Accounting Principles, less all dividends, distributions and advances to shareholders of Krispy Kreme.

         "Pension Plan" shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is maintained by any Borrower or Subsidiary, except that Pension Plan shall not include any Multiemployer Plan that is subject to the provisions of Title IV of ERISA.

         "Permitted Liens" shall mean any of the following liens securing any Indebtedness of any Borrower or Subsidiary with the property of any Borrower or Subsidiary, whether real or personal, and whether now owned or hereafter acquired:

                  (a) Liens of carriers, warehousemen, mechanics, materialmen and vendors imposed by mandatory provisions of law and incurred in the ordinary course of business for sums not yet due and payable;

                  (b) Liens with respect to personal property only incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or liens arising from good faith deposits in connection with bids, tenders, statutory obligations and contracts (other than for borrowed funds) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (c) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings and against which the Borrowers will establish and maintain such reserves as may be required, and in such amounts, as provided for in Section 11.15;

                  (d) Liens upon personal property leased under a Capital Lease (which is currently existing) or any other lease and placed upon such leased property in connection with such lease to secure the lease payments of such lease, provided (i) any such lien shall not encumber any other property of a Borrower or a Subsidiary, and (ii) Lender shall have been notified in advance of such lease.

                  (e) Liens, if any, securing the Obligations in favor of the Lender;

                  (f) Applicable statutory and contractual liens in favor of lessors of real property leased by any Borrower or Subsidiary; provided that any such contractual liens (i) are granted in connection with such lease to secure only the lease payments and other obligations to the Lessor of such lease, (ii) any such liens shall encumber only leasehold improvements and tangible personal property physically located upon such leased real property, and in the case of multiple properties leased from the same lessor or an Affiliate of such lessor, shall not serve as cross-collateral for any other lease or lease payments with respect to any other property; (iii) Lender shall be notified of each such lien within thirty (30) days after the grant thereof (except for any such liens that presently exist or have arisen by operation of law), and (iv) that the aggregate book value of all tangible assets and properties subject to all such liens shall not exceed 2.5% of the aggregate book value of all tangible assets and properties, before accumulated depreciation and amortization, owned by the Borrowers and their Subsidiaries;

                  (g) Liens, if any, securing Letter of Credit #4910034192-00013 issued by the Lender for the benefit of Lumbermens Mutual Casualty Company et al or pursuant to the Automated Clearing House Customer Participation Agreement by and between the Lender and the Borrower, or other credit or contractual arrangements with Lender; and

                  (h) The liens set forth on item 1 of Schedule 6.12.

         "Person" shall mean a corporation, an association, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

         "Prime Rate" shall mean the per annum interest rate publicly announced from time to time by Lender, from its office in Winston-Salem, North Carolina, to be its prime rate, which may not necessarily be its best lending rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Prime Rate. The Prime Rate pertains to an internal index or reference rate which is used by the Lender as a basis for both commercial and consumer lending rates. This rate is recorded and maintained by the Lender and changed by Lender from time-to-time in accordance with money market conditions, loan demand and various other factors. Loans to other customers of Lender may bear interest rates at, above or below the Prime Rate, which is but one of several interest indices used by Lender. In the event Lender shall abolish or abandon the practice of announcing its prime rate or should the same be unascertainable, the Lender and Borrower shall agree in writing on a comparable reference rate, which shall be deemed to be the Prime Rate under this Loan Agreement and the other Loan Documents.

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or
(ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d), or in any successor statute or regulation or in any statute or regulation having substantially the same function.

         "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C.A.ss. 6901 et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Realty" shall mean all of those certain tracts or parcels of land currently owned or leased by any Borrower or Subsidiary, and hereafter acquired or leased by any Borrower or Subsidiary.

         "Regulation U" shall mean Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

         "Regulation X" shall mean Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation X and having substantially the same function.

         "Reportable Event" shall mean a reportable event as defined in Section 4043(b) of ERISA and the regulations thereunder.

         "Revolving Line of Credit" shall mean and refer to the revolving credit facility from Lender to the Borrowers in the aggregate principal amount of up to $28,000,000.00 as contemplated by this Agreement.

         "Revolving Line of Credit Note" shall mean the promissory note dated the date hereof and issued by the Borrowers to the Lender in the principal amount of up to $28,000,000.00, a copy of which is attached as Exhibit B.

         "Stock" shall mean all shares, options, interests or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing, except for phantom share units allocable to participants under Borrowers' Long-Term Incentive Plan.

         "Subsidiary" shall mean any corporation, domestic or foreign, whether now existing or hereafter formed or acquired, of which more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors is at the time, directly or indirectly, owned by a Borrower, Subsidiary or Affiliate of any Borrower or Subsidiary or any combination thereof (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) and specifically includes, without limitation, the Subsidiaries of Krispy Kreme and Thornton's listed on Schedule 6.1.

         "Swap Rate" shall mean the five (5)-year, seven (7)-year or ten (10)- year Interbank interest rate swap rate that Lender is able to obtain from Lender's third party dealer at the time of the making of a Conversion Loan or any other relevant time.

         "Termination Date" shall mean the earliest of: (i) July 10, 2002; (ii) the date of termination of the Revolving Line of Credit by the Lender after the occurrence of an Event of Default; (iii) such date of termination of the Revolving Line of Credit as is mutually agreed upon by the Lender and the Borrowers; or (iv) the date after all Obligations have been paid in full and Lender is no longer obligated to make advances hereunder.

         "Term Loan" shall mean and refer to the term loan from Lender to the Borrowers in the original principal amount of $12,000,000.00, dated July 12, 1996, the approximate current outstanding principal balance of which is $6,600,000.00.

         "Term Note" shall mean the promissory note dated July 12, 1996 and issued by the Borrowers to the Lender in the principal amount of $12,000,000.00, a copy of which is attached as Exhibit C, as amended of even date herewith.

         "Total Liabilities" shall mean, at any date, the aggregate of all liabilities of the Borrowers and their Subsidiaries on a consolidated basis appearing on the liability side of their consolidated balance sheet, determined in accordance with Generally Accepted Accounting Principles.

         1.2 Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrowers' certified public accountants and accepted by the Borrowers and Lender, to the extent that such changes would modify or could modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         1.3 Singular/Plural. Unless the context otherwise requires, words used herein in the singular include the plural and words in the plural include the singular. Reference to "Borrower" or "Borrowers" shall be deemed to refer to each Borrower, both collectively and individually, as the context requires.

                                   ARTICLE II
                            REVOLVING CREDIT FACILITY

         2.1 Revolving Loan.

         (a) The Lender hereby establishes, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties made herein by the Borrowers, a revolving line of credit in favor of the Borrowers, as a group and not individually, in the aggregate principal amount of up to TWENTY-EIGHT MILLION AND 00/100 DOLLARS ($28,000,000.00); provided, however, Lender shall retain as a non-disbursed reserve from the Revolving Line of Credit an amount equal to the sum of the Letter of Credit Reserve and Credit Card Obligations, and agrees to make and remake advances thereunder to the Borrowers, upon the terms and conditions set forth in this Agreement, from time to time on any Business Day during the period from the date hereof through the Termination Date. Subject to Section 2.6 and Article III, the Borrowers may borrow, repay and reborrow any amount of the Revolving Line of Credit at any time prior to the Termination Date. The Borrowers shall give the Lender prior notice of the amount of any desired advance and the date the funds are to be received by any Borrower. In the event that the Borrowers desire to receive the proceeds of an advance of the Revolving Line of Credit on the same banking day of its request therefor, the Borrowers must give the Lender notice of such advance not later than 12:00 noon, North Carolina time. Notwithstanding the foregoing, the Lender shall have no obligation to lend funds at any time when (i) a Default has occurred and the Borrowers have not commenced with diligence all efforts to remedy such Default; (ii) an Event of Default exists, or (iii) the making of such advance would or could result in the occurrence of a Default or an Event of Default.

         (b) Requests for an advance under the Revolving Line of Credit may be oral or written. The Borrowers hereby irrevocably authorize the Lender to disburse the proceeds of each draw under this Agreement in accordance with the terms of any (i) written instructions received by the Lender from any duly authorized officer of any Borrower, or (ii) telephone instructions from any Borrower's duly authorized officers or other authorized persons. The Borrowers shall designate from time to time in writing to Lender which of its officers or other representatives shall be duly authorized to request advances pursuant to this Agreement. Such notification shall be pursuant to the disbursement authorization attached as Exhibit D.

         (c) The Lender shall not charge any interest, fee or other charge for the unadvanced portion of the Revolving Line of Credit.

         2.2 Term.

         The term of the Revolving Line of Credit will be from the date hereof to and including the Termination Date, unless terminated sooner in accordance with the terms and conditions of this Agreement.

         2.3 Interest.

         (a) The Borrowers, jointly and severally, covenant and agree to pay to the Lender interest on the unpaid principal amount of the advances under the Revolving Line of Credit outstanding from time to time at the Note Rate, determined as described below. Provided no Default shall have occurred and be continuing or no Event of Default shall have occurred which has not been expressly waived in writing by Lender, the Borrowers, acting jointly, shall have the right, on a monthly basis during the term of the Revolving Line of Credit, to designate the computation of the Note Rate from the following two alternatives:

                  (i) Prime Rate Based. The Lender's Prime Rate less 110 basis points. As the Prime Rate increases or decreases, the Note Rate shall increase (up to but never in excess of the maximum amount allowed by law) or decrease, as of the opening of business on the effective date of such change, by an amount equal to the change in the Prime Rate.

                  (ii) Interbank Rate Based. The one-month Interbank Rate plus 100 basis points. As the Interbank Rate increases or decreases, the Note Rate shall increase (up to but never in excess of the maximum amount allowed by law) or decrease, by an amount equal to the change in the Interbank Rate as of the opening of business on the Business Day which is or is closest to the tenth day of each month from the Interbank Rate effective for the immediately preceding month. The Interbank Rate shall change only once each month, if at all. The parties may modify the one-month Interbank Rate plus 100 basis points to the three, six or twelve-month Interbank Rate plus such number of basis points added thereto as the parties shall mutually agree to in writing.

The Borrowers, acting jointly, shall provide written or oral notice of their election as to the computation of interest on the Revolving Line of Credit on the Business Day which is or is closest to the tenth day of each month. Any notice given after the Business Day which is or is closest to the tenth day of each month shall only be effective as of the tenth day of the following month. Following the Borrowers' election concerning the computation of the Note Rate, the Note Rate shall continue to be computed upon the same basis until the Borrowers give written or oral notice of any election to change.

         (b) All interest accrued on the Revolving Line of Credit shall be due and payable on the tenth day of each month or the Business Day which is or is closest to the tenth day of each calendar month, in arrears.

         (c) Interest on the Revolving Line of Credit shall be computed on the basis of the actual days elapsed in a year consisting of 360 days.

         2.4 Repayment. The Borrowers shall repay the Revolving Line of Credit:

         (a) In full, on the Termination Date;

         (b) In full, upon the occurrence of any Event of Default and acceleration of the Revolving Line of Credit by the Lender pursuant to Article X; and

         (c) In part, immediately in the event that the total principal amount outstanding at any time under the Revolving Line of Credit exceeds the maximum amount permitted under Section 2.1 (taking into consideration the Letter of Credit Reserve, the reserve for the Credit Card Obligations and as adjusted pursuant to Article III) at such time, in the amount of such excess.

         2.5 The Revolving Line of Credit Note. At the Closing, each of the Borrowers shall execute and deliver to the Lender the Revolving Line of Credit Note payable to the order of the Lender. The Revolving Line of Credit Note shall be in the form of Exhibit B attached hereto and dated as of the Closing Date. The amount of principal owing on the Revolving Line of Credit Note at any given time shall be the aggregate amount of all advances made under the Revolving Line of Credit, less all payments of principal theretofore paid by the Borrowers, less any principal amount thereof which has been converted to a Conversion Loan.

         2.6 Voluntary Commitment Reductions. Upon at least five (5) Business Days' prior notice, the Borrowers, acting jointly, may cause the Lender to ratably reduce the unutilized portion of the Revolving Line of Credit in part in amounts of $100,000.00. After any such reduction, the Revolving Line of Credit may not thereafter be increased without the prior written consent of the Lender.

         2.7 Letter of Credit and Credit Card Obligations. The Borrowers authorize Lender to effect reimbursement of all amounts due and payable to Lender with regard to the Letter of Credit Obligations and/or the Credit Card Obligations by drawing an amount equal to all such amounts from the Revolving Line of Credit, in which event Lender shall provide written notice thereof to the Borrowers within thirty (30) days thereafter. This right shall be in addition to any other rights available to Lender for reimbursement of such amounts.

                                   ARTICLE II
                                  THE TERM LOAN

         2A.1 Term Loan.

                  (a) Loan Amount. The Lender established, subject to the terms and conditions of the Prior Loan Agreement, a term loan in favor of the Borrowers, as a group and not individually, in the principal amount of TWELVE MILLION AND 00/100 DOLLARS ($12,000,000.00). The Term Loan shall remain outstanding and be governed by the terms of this Agreement from and after the date hereof.

         2A.2 Interest.

                  (a) The Borrowers, jointly and severally, covenant and agree to pay to Lender interest on the unpaid principal amount of the Term Loan at the Note Rate, determined in the same fashion as described in Section 2.3, including the right to designate the computation of the Note Rate from the two alternatives specified therein. Notwithstanding anything to the contrary set forth in this Agreement, the Note Rate with respect to the Term Loan shall not exceed 8.125%, nor be less than 5.5%, regardless of the alternative computation of the Note Rate chosen by the Borrowers.

                  (b) All interest accrued on the Term Loan shall be due and payable on the twentieth (20th) day of each month or the Business Day which is or is closest to the twentieth (20th) day of each calendar month, in arrears.

                  (c) Interest on the Term Loan shall be computed on the basis of the actual days elapsed in a year consisting of 360 days.

         2A.3 Repayment. The Borrowers shall repay the principal balance of the Term Loan in fifty-nine (59) equal monthly installments of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00), which installments commenced on July 20, 1996, or the Business Day which was or was closest to the twentieth (20th) day of July, 1996, with succeeding installments continuing thereafter and being due on the twentieth (20th) day of each such month, with one final payment of all remaining principal and accrued, but unpaid, interest due on June 20, 2001 (or the Business Day which is or is closest to the twentieth (20th) day of such month).

         2A.4 Prepayment. The Borrowers may prepay the Term Loan at anytime, without penalty or premium.

         2A.5 Term Note. The Term Note is in the form of Exhibit C attached hereto and dated as of July 12, 1996, and shall be amended of even date by the form of Amendment attached as Exhibit C.

                                   ARTICLE III
             CONVERSION OF REVOLVING LINE OF CREDIT TO TERM LOAN(S)

         3.1 Conversion Privilege. At any time or times on or before the Termination Date, provided no Default shall have occurred and be continuing or no Event of Default shall have occurred which has not been expressly waived in writing by Lender, the Borrowers, acting jointly, shall have the right to convert all or any portion of the outstanding principal balance of the Revolving Line of Credit to a term loan or loans for a period or periods of 60, 84 or 120 months from the date of conversion pursuant to the provisions of this Article. Each Borrower shall be jointly and severally liable on each Conversion Loan. Upon the conversion of any portion of the principal balance outstanding under the Revolving Line of Credit and the Revolving Line of Credit Note, the maximum amount available under the Revolving Line of Credit and the outstanding principal sum of the Revolving Line of Credit Note shall be decreased by an amount equal to the principal sum of such Conversion Loan. Notwithstanding any other provision of this Agreement to the contrary, in the event a Conversion Loan is outstanding as of the Termination Date, and such Conversion Loan shall continue following the Termination Date, then with respect to each such outstanding and continuing Conversion Loan, this Agreement shall remain in full force and effect as to the Borrowers until all Obligations of the Borrowers to Lender have been paid in full, but, except with respect to such outstanding Conversion Loans, Lender shall have no further obligations hereunder. Notwithstanding the foregoing, in the event the parties desire to extend or renew the Revolving Line of Credit, and a new loan agreement or an amendment to this Agreement is entered into between the parties in connection with such extension or renewal, the parties agree that such new loan agreement or this Agreement as amended, rather than this Agreement, shall control each such outstanding and continuing Conversion Loan. Upon the conversion of all or any portion of the outstanding principal balance of the Revolving Line of Credit to any Conversion Loan, the Borrowers shall either pay all accrued, but unpaid, interest on such portion of the Revolving Line of Credit subject to such Conversion Loan, or Borrower may roll such accrued, but unpaid, interest into the principal balance of such Conversion Loan.

         3.2 Interest Rate. The Borrowers, acting jointly, at the time of conversion, shall select either an Interbank Rate based or Swap Rate based method for the computation of the Note Rate on any such Conversion Loan, which election shall continue for the term of such Conversion Loan. Interest on each Conversion Loan shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days. The interest rate options are as follows:

                                                        Fixed Interbank
     Term            Interbank Rate                        Swap Rate
     ----            --------------                        ---------

   60 months    The one-month Interbank         Swap Rate plus 125 basis points
                Rate plus 100 basis points

   84 months    The one-month Interbank         Swap Rate plus 135 basis points
                Rate plus 110 basis points

  120 months    The one-month Interbank         Swap Rate plus 155 basis points
                Rate plus 130 basis points

As the Interbank Rate increases or decreases, the Note Rate shall increase (up to but never in excess of the maximum amount allowed by law) or decrease on the Business Day of each month which is or is closest to the tenth day of such month, by an amount equal to the change in the Interbank Rate from that effective for the immediately preceding month. The parties may modify the interest rate based on the one-month Interbank Rate plus applicable basis points to an interest rate based on the three, six or twelve-month Interbank Rate plus such number of basis points added thereto as the parties shall mutually agree to in writing. If the Swap Rate is chosen, the Note Rate shall be fixed for the term of such Conversion Loan. Lender recommends a minimum block of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00) for pricing purposes when selecting the fixed Swap Rate option described above; provided, however, the Borrowers may enter into a Conversion Loan of more or less than the foregoing amount if they so choose. The Borrowers acknowledge that Lender's recommendation is based on the fact that a Conversion Loan of less than the recommended minimum will incur a higher Swap Rate based on pricing practices in the marketplace for interest rate swap arrangements on such smaller amounts.

         3.3 Payment. All interest accrued on any Conversion Loan shall be due and payable on the Business Day of each calendar month which is or is closest to the tenth day of such month, in arrears. The principal sum of each Conversion Loan shall be paid in equal monthly installments in an amount sufficient to amortize the principal sum thereof over the term of such Conversion Loan, and payments of principal shall be due and payable with payments of interest on the Business Day of each month which is or is most closest to the tenth day of each month. The Borrowers shall have no right to re-amortize the principal sum of any Conversion Loan. The Lender shall submit a statement to the Borrowers each month as to the payment of interest due for such month. Except as set forth below, any Conversion Loan may be prepaid at any time without penalty or premium. Any prepayment of the principal amount of any Conversion Loan shall be applied to principal in the inverse order of maturity. In the event the Borrowers select the fixed Swap Rate for a Conversion Loan, the Borrowers acknowledge that Lender will be entering into either an interest rate swap or matched funds agreement with a third party dealer, and the Borrowers agree to execute such additional documentation as Lender shall reasonably request in connection with such Conversion Loan, including a rate lock agreement. In the event of any prepayment on any such Conversion Loan, Borrowers shall be subject to a termination fee/prepayment penalty equal to Lender's cost to terminate the interest rate swap or matched funds agreement or other similar agreement with its third party dealer.

         3.4 Conversion Note. Upon the closing of each Conversion Loan, the Borrowers shall execute and deliver to the Lender a Conversion Note payable to the order of the Lender for the full amount of the Conversion Loan. The Conversion Note shall be in substantially the form of either Exhibit A-1 (Conversion Interbank Rate Promissory Note) or Exhibit A-2 (Fixed Swap Rate Promissory Note), as appropriate, and shall be dated as of the effective date of such conversion, subject to such necessary modifications as are required due to changes in the law.


                                   ARTICLE IV
             PROVISIONS APPLICABLE TO THE REVOLVING LINE OF CREDIT,
                      THE TERM LOAN AND ANY CONVERSION LOAN

         4.1 Default Rate; Post Petition Interest. Notwithstanding any other provision of this Agreement, following the occurrence of any Event of Default which has not been expressly waived in writing by Lender, all outstanding principal amounts under any Loan shall bear interest at the Default Rate, and shall be payable on demand. To the fullest extent permitted by applicable law, interest shall continue to accrue on any Loan after the filing by or against any Borrower of a petition seeking relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         4.2 Maximum Interest Rate. Nothing contained in this Agreement, in the Revolving Line of Credit Note, the Term Note or any Conversion Note shall be deemed to establish or require the payment of interest to Lender at a rate in excess of the maximum rate permitted in the jurisdiction of enforcement of this Agreement, the Revolving Line of Credit Note, the Term Note or any Conversion Note. In the event that the rate of interest required to be paid under the provisions of this Agreement, the Revolving Line of Credit Note, the Term Note or any Conversion Note exceeds the maximum rate permitted in such jurisdiction, the rate of interest required to be paid hereunder and thereunder shall be automatically reduced to the maximum rate permitted in such jurisdiction and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal thereon.

         4.3 Payment.

                  (a) All payments (including prepayments) by the Borrowers on account of principal, interest, costs and expenses on each Loan shall be made in immediately available funds to the Lender, at its principal office at Winston-Salem, North Carolina, prior to 2:00 P.M., North Carolina time on the date payment is due, or at such other place as is designated in writing by the Lender. Any payments received by the Lender later than 2:00 P.M. shall be deemed to have been made on the next banking day. If any payment of principal or interest falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and interest shall continue to accrue on the outstanding principal for such period of extension, but interest for the period of extension shall not be due or payable until the next payment date.

                  (b) The Borrower hereby irrevocably authorizes the Lender to pay all interest and principal, and after the occurrence of an Event of Default all costs and expenses, payable by the Borrowers or any of them pursuant to this Loan Agreement by drafting such amounts from any Borrower's accounts with Lender (other than fiduciary accounts) if such funds are available or by drawing such amounts under the Revolving Line of Credit as of the respective due dates of such interest, principal, costs and expenses, but the failure of the Lender to so draft or draw will not affect the Borrowers' obligation to pay such interest, principal, costs and expenses.

                  (c) All payments made by the Borrowers shall be applied (i) first, to the payment of accrued and unpaid fees, if applicable, and interest on the Revolving Line of Credit Note, the Term Note and each Conversion Note, as applicable and (ii) second, to the payment of unpaid principal on the Revolving Line of Credit Note, the Term Note or the Conversion Note(s), as applicable; provided, however, that, following the occurrence of an Event of Default which has not been expressly waived in writing by Lender, the Lender may apply all such payments to the Obligations in any amounts and in any fashion or priority as the Lender in its sole discretion may determine.

         4.4 Use of Proceeds. The proceeds of the Loans will be used by the Borrowers solely (i) to retire Borrowers' existing credit facilities with Lender except for the Term Loan; (ii) to provide financing for the expansion of stores;
(iii) to provide working capital for the Borrowers; (iv) to provide financing for the acquisition of Capital Assets of the Borrowers; and (v) for any other lawful corporate purpose; provided, however, that no proceeds of any Loan shall be loaned, distributed or advanced to Subsidiaries which are not Borrowers.

         4.5 Disbursement of Loan Proceeds. The Borrowers hereby authorize and direct the Lender to disburse, for and on behalf of the Borrowers and for each of the Borrowers' accounts, the proceeds of any Loan made by the Lender pursuant to this Agreement to such Person or Persons as the President, Chief Executive Officer, Executive Vice President - Corporate Development, Finance and Administration or Senior Vice President - Finance of Krispy Kreme shall direct in writing.

         4.6 [Intentionally Omitted]


         4.7 Taxes.

                  (a) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that may arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Taxes").

                  (b) The Borrowers hereby agree, jointly and severally, to indemnify the Lender for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor.

         4.8 Register. The Lender may maintain a register on which it may record the advances made by it to the Borrowers from time to time, and each payment in respect thereof. If Lender maintains such a register, such recordation shall be conclusive, absent error therein. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' obligations with respect to the Loans.

         4.9 Release of Collateral, Parties Liable, etc. Each Borrower agrees that the whole or any part of the security, if any, now or hereafter held for the Obligations, or any part thereof, may be exchanged, compromised or surrendered from time to time; that Lender shall have no obligation to protect, perfect, secure or insure any such security interest, liens or encumbrances now or hereafter held for the Obligations, or any part thereof, or the properties subject thereto; that the time or place of payment of the Obligations, or any part thereof, may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated by agreement among Lender and any Borrower, in whole or in part; any Borrower may be granted indulgences generally; that any of the provisions of any of the Obligations may be modified, amended or waived; that any party liable for the payment thereof, including, without limitation, any co-obligor and guarantors, may be granted indulgences or released; all without notice to or further assent by any other Borrower, and each of the other Borrower(s) shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

         4.10 Waiver of Rights. Each Borrower expressly waives: (a) notice of extensions of credit to any other Borrower by Lender; (b) presentment and demand for payment of any of the Obligations; (c) protest and notice of dishonor or of default to such Borrower or to any other party with respect to the Obligations or with respect to any security therefor; (d) notice of Lender obtaining, amending, substituting for, releasing, waiving or modifying any security interest, liens or encumbrances now or hereafter securing the Obligations or any part thereof, or Lender's subordinating, compromising, discharging or releasing any such security interests, liens or encumbrances; (e) all other notices to which each such Borrower might otherwise be entitled; (f) demand for payment hereunder and under the other Loan Documents; and (g) any right to assert against Lender, as a defense, counterclaim (excluding mandatory counterclaims), set-off or cross-claim, any defense (legal or equitable), set-off, counterclaim or claim which each such Borrower may now or hereafter have against Lender or any other Borrower, but such waiver shall not prevent such Borrower from asserting against Lender in a separate action, any claim, action, cause of action or demand that such Borrower might have, whether or not arising out of this Agreement; the Borrowers acknowledging and agreeing that their obligations to pay and perform under and pursuant to the Loans and each of the Loan Documents are obligations independent of any and all claims and defenses which any Borrower may now or hereafter have against Lender or any other Borrower.

         4.11 Primary Liability of Borrowers. Each Borrower agrees that this Agreement and the other Loan Documents may be enforced by Lender without the necessity at any time of resorting to or exhausting any security and without the necessity at any time of having recourse to the Revolving Line of Credit Note, the Term Note, any Conversion Note, any other Loan Document or any co-obligor, guarantor or any security, if any, held with respect to the Obligations. Each Borrower waives the right to require Lender to proceed against any co-obligor or guarantor or to require Lender to pursue any other remedy or enforce any other right. Each Borrower further agrees that it shall not exercise any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security, if any, for the Obligations of any Borrower to Lender, unless and until all of the Obligations of the Borrowers and their respective Subsidiaries to Lender have been paid in full. Each Borrower further agrees that nothing contained herein shall prevent Lender from suing on or proceeding under this Agreement, the Revolving Line of Credit Note, the Term Note or any Conversion Note, or exercising any other rights available to it under any other Loan Document if the Borrowers do not timely perform their obligations hereunder and thereunder, and the exercise of any of the aforesaid rights and the completion of any proceedings thereunder shall not constitute a discharge of any Borrower's obligations hereunder; it being the purpose and intent of each Borrower that its obligations hereunder and thereunder shall be primary, absolute, independent and unconditional under any and all circumstances. The Borrowers' obligations under this Agreement, the Revolving Line of Credit, the Term Loan, any Conversion Loan or any Loan Document, or any remedy for the enforcement thereof, shall not be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Borrower or any other co-obligor or guarantor or by reason of any Borrower's or any co-obligor's or guarantor's bankruptcy or insolvency. Each Borrower acknowledges that the term "Obligations" as used herein includes any payments made by it or any other Borrower or other co-obligor or guarantor to Lender and subsequently recovered by such Borrower, any other Borrower, co-obligor or guarantor or a trustee for any of them pursuant to any bankruptcy, insolvency or other proceedings. Lender may, in its sole and reasonable discretion, elect to demand payment or performance at any time Lender is entitled to exercise such remedies hereunder or under any other Loan Documents. In the event Lender elects to demand performance, it shall at all times thereafter have the right to demand payment until all of the

Obligations have been paid in full. In the event Lender elects to demand payment, it shall at all times thereafter have the right to demand performance until all of the Obligations have been paid in full.

         4.12 Subrogation and Subordinating. Nothing herein contained shall operate as a release or discharge, in whole or in part, of any claim of any Borrower against any other Borrower, by subrogation or otherwise, by reason of any act done or payment made by any Borrower pursuant to the provisions of this Agreement; but all such claims shall be subordinate to the Obligations of the Borrowers or any of them to Lender.


                                    ARTICLE V
                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         5.1 Closing. The Closing of this transaction shall take place at the offices of Krispy Kreme, Winston-Salem, North Carolina at 10:00 p.m. on December 17, 1998, or at such other time as the parties shall mutually agree.

         5.2 Conditions of Loans and Advances at Closing. The obligations of the Lender to make the Loans available to the Borrowers and to make advances thereunder at the Closing, are subject to the: (a) accuracy and correctness of the representations and warranties of the Borrowers contained herein and in the other Loan Documents and in any certificate delivered pursuant to this Agreement or the other Loan Documents, in all respects as if made on the date of such Loan or advance; and (b) satisfaction of each of the following conditions:

         5.2.1 Executed Loan Documents. This Agreement and all Loan Documents required by this Agreement by the Lender shall have been duly authorized, executed and delivered to the Lender by the Borrowers and shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

         5.2.2 Closing Certificates, etc.

                  (a) Certificate of the Borrowers. The Lender shall have received a certificate at Closing from the Presidents of the Borrowers and the Executive Vice President - Corporate Development, Finance and Administration of Krispy Kreme and the Vice President or Treasurer of each other Borrower, in form and substance satisfactory to the Lender, to the effect that, to the best of their knowledge: (i) all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete;
         (ii) neither the Borrowers nor their Subsidiaries are in violation of any of the covenants contained in this Agreement or the other Loan Documents; (iii) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred; and
         (iv) the Borrowers and their Subsidiaries, if applicable, have satisfied each of the other closing conditions set forth in this Agreement.

                  (b) Certificates of Secretaries of the Borrowers. The Lender shall have received, at Closing, a certificate in form and substance satisfactory to the Lender, from the Secretary or Assistant Secretary of each of the Borrowers, certifying: (1) that attached thereto is a true and complete copy of the bylaws of the Borrowers as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrowers authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; (3) as to the incumbency and genuineness of the signature of each officer of the Borrowers executing this Agreement or any of the other Loan Documents; and (4) that, to the best of the Borrowers' knowledge as of the time delivered, all written information, copies of documents, agreements and contracts, and any other written material furnished or made available to Lender in connection with the making of any Loan or the negotiation, preparation or execution of this Agreement and the other Loan Documents are true, correct and complete and did not or do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading, and with respect to each agreement or contract, a copy of which was provided to Lender, each such contract and agreement is in full force and effect, no party thereto has delivered any notice of default thereunder which remains uncured and to the best of the Borrowers' knowledge, there exists no default or event of default which, with the giving of notice or the passage of time or both, would constitute a default of any of the terms, conditions or provisions of any such contract or agreement, and no other agreements relate thereto, whether oral, written, expressed or implied, between the parties thereto or any other Person which could materially adversely affect the rights, duties and obligations of any Borrower.

                  (c) Articles of Incorporation. The Lender shall have received, at Closing, a copy of the articles or certificate of incorporation and all amendments thereto (excluding statements of change of registered office and/or agent) of each Borrower and Subsidiary, certified as of a recent date by the Secretary of State of the state of incorporation of each such Borrower and Subsidiary, together with a certification by the Secretary or Assistant Secretary of each Borrower and Subsidiary that such articles or certificate of incorporation have not been amended since such date.

                  (d) Certificates of Good Standing. The Lender shall have received, at Closing, long-form (or short form if long forms are not provided by the certifying authority) certificates as of a recent date of either the good standing, existence or authorization (as may be provided by the certifying authority) of each Borrower and each of its Subsidiaries under the laws of each such corporation's state of incorporation, which certificates shall be in form and content reasonably satisfactory to Lender.

                  (e) Opinions of Counsel to the Borrower and the Borrower. The Lender shall have received, at Closing, favorable legal opinion(s) as to such matters as Lender may require.

         5.2.3 Consents; No Adverse Change.

                  (a) Governmental Approvals. All necessary approvals, authorizations and consents, if any, which are required, of all governmental bodies (including courts) having jurisdiction with respect to the transactions contemplated by this Agreement shall have been obtained.

                  (b) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in the Lender's sole and reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

                  (c) No Material Adverse Change. There shall not have occurred, in the reasonable judgment of the Lender, any material adverse change in the business, business prospects, condition (financial or otherwise) or results of operations of any Borrower or Subsidiary, or any event, condition or state of facts that could materially and adversely affect the business, business prospects, financial condition or results of operations of any Borrower or any Subsidiary.

                  (d) Event of Default. No Event of Default nor any Default shall have occurred which has not been expressly waived in writing by Lender.

         5.2.4 Financial Matters. The Borrowers shall have delivered to the Lender the Financial Statements specifically described in the definition of "Financial Statements" appearing in Section 1.1 and, with respect to the Financial Statements that have been audited by independent certified public accountants, the Financial Statements shall be accompanied by a report thereon containing an opinion that is not qualified, and such Financial Statements shall be in a form satisfactory to the Lender in its sole and reasonable discretion.

         5.2.5 Miscellaneous.

                  (a) Disbursement Instructions. The Lender shall have received written or oral instructions from the Borrower directing the payment of any proceeds of the Revolving Line of Credit made under this Agreement.

                  (b) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender. The Lender shall have received copies of all other documents, instruments and opinions as the Lender may reasonably request, in form and substance satisfactory to the Lender, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                  (c) Litigation Review. There shall not be any material pending or threatened litigation against any Borrower or Subsidiary, and the Borrowers shall have provided the Lender with access to all documentation relating to any litigation involving any Borrower or Subsidiary.

         5.3 Loan Payoffs. Except as set forth on Schedule 8.6, all Indebtedness not permitted by this Agreement shall be paid and satisfied in full prior to Closing or shall be paid with a draw on the Revolving Line of Credit on the Closing Date. In addition, each Borrower shall, and shall cause each of its Subsidiaries to, terminate and cancel all arrangements and agreements with respect to money borrowed (by which any Borrower or Subsidiary is a debtor) with any Persons other than Lender, except as set forth on Schedule 8.6.

         5.4 Conditions of Closing Conversion Loans. The obligations of the Lender to close any Conversion Loan are subject to: (a) the condition that no representation or warranty of the Borrowers contained herein or in the other Loan Documents or in any certificate or Schedule delivered pursuant to this Agreement or the other Loan Documents has become incorrect or inaccurate in any respect which would have a material adverse effect on the Borrowers and their Subsidiaries considered together; (b) all Loan Documents required by this Agreement by the Lender shall have been duly authorized, executed and delivered to the Lender by the Borrowers and shall be in full force and effect and no Default shall have occurred and be continuing or no Event of Default shall have occurred hereunder or thereunder which has not been expressly waived in writing by Lender; and (c) the satisfaction of each of the following conditions: (i) the Lender shall have received the certificate called for in Section 5.2.2(a)(i) (subject to the standard of Section 5.4(a) above), (ii), (iii) and (iv) above and the certificates called for in Section 5.2.2(d) above, (ii) the conditions set forth in Sections 5.2.3, 5.2.4 and 5.2.5, and (iii) Lender shall have received a certificate in form and substance satisfactory to Lender, from the Secretary or Assistant Secretary of each of the Borrowers, certifying: (1) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrowers authorizing the execution, delivery and performance of the Loan Documents with respect to such Conversion Loan and that such resolutions have not been altered, amended or rescinded; and (2) as to the incumbency and genuineness of the signature of each officer of the Borrowers executing any of the Loan Documents to be executed in connection with such Conversion Loan.

         5.5 Conditions of Making the Revolving Line of Credit Available to the Borrowers and Making Advances Thereunder. The obligations of the Lender to make the Revolving Line of Credit available to the Borrowers and to make advances (other than any advance made at Closing) thereunder are subject to: (a) the condition that no representation or warranty of the Borrowers contained herein or in the other Loan Documents or in any certificate or Schedule delivered pursuant to this Agreement or the other Loan Documents has become incorrect or inaccurate in any respect which would have a material adverse effect on the Borrowers and their Subsidiaries considered together; (b) all Loan Documents required by this Agreement by the Lender shall have been duly authorized, executed and delivered to the Lender by the Borrowers and shall be in full force and effect and no Default shall have occurred and be continuing or no Event of Default shall have occurred hereunder or thereunder which has not been expressly waived in writing by Lender; and (c) the satisfaction of each of the following conditions: (i) the Lender shall have received the certificate called for in 5.2.2(a)(i) (subject to the standard of Section 5.5(a) above), and (ii) the conditions set forth in Sections 5.2.3, 5.2.4 and 5.2.5. Each request for an advance under the Revolving Line of Credit and each advance made by Lender to the Borrowers pursuant to this Agreement shall constitute the certification under Section 5.5(c)(i) above as of the date of such request or advance.

         5.6 Waiver of Conditions Precedent. If the Lender makes any advance hereunder prior to the fulfillment of any of the conditions precedent set forth in this Article, the making of such advance shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and the Borrowers shall thereafter use their best efforts to fulfill each such condition promptly unless the Lender otherwise indicates in writing.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Loan Agreement and to make available (or continue to make available) to Borrowers the Revolving Line of Credit, the Term Loan and any Conversion Loan, the Borrowers, jointly and severally, make the following representations, warranties and covenants to the Lender, each of which shall be true and correct as of the Closing Date, and as of the date of each advance under the Revolving Line of Credit and as of the date of any Conversion Loan (in which case the standard for advances under the Revolving Line of Credit [other than the advance thereof made at Closing] and Conversion Loans shall be as set forth in Sections 5.4(a) and 5.5(a)), and each of which shall survive the execution of this Agreement and the making of the initial or any other advance or loan hereunder.

         6.1 Corporate Organization and Power. Each of the Borrowers and each of their Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth on
Schedule 6.1; (ii) is qualified to do business and is in good standing in every jurisdiction as set forth on Schedule 6.1; and (iii) has no Subsidiaries and is not a partner or joint venturer in any partnership or joint venture except as set forth on Schedule 6.1. Each of the Borrowers and each of their Subsidiaries has the power to own its properties and to engage in the transactions contemplated hereby; and each Borrower has the full power, authority and legal right to execute and deliver this Agreement and the Loan Documents executed by it and to perform and observe the terms and provisions hereof and thereof. No Borrower or Subsidiary has, during the preceding five (5) years, been known as or used any other corporate, fictitious or trade names (which was material to its business) in the United States except as set forth on Schedule 6.15.

         6.2 Litigation; Government Regulation. Except as set forth on Schedule 6.2, there are no material actions, suits, investigations or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or Subsidiary, or that question the validity of this Agreement or any of the Loan Documents, at law or in equity before any court or administrative officer or agency and, to their knowledge, neither the Borrowers nor any of their

Subsidiaries is in violation of or in default under any applicable statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court) where such violation may have a material adverse effect upon the business, property, assets, operations or condition, financial or otherwise, of any Borrower or Subsidiary.

         6.3 Taxes. Except as set forth on Schedule 6.3, no Borrower or Subsidiary is delinquent in the payment of any taxes in an aggregate amount that would have a material adverse effect upon the business, property, assets, operations or condition, financial or otherwise of any Borrower or Subsidiary that have been levied or assessed by any governmental authority against it or its assets. Except as set forth on Schedule 6.3, each Borrower and Subsidiary has timely filed all tax returns that are required by law to be filed prior to the date hereof where failure to file would have a material adverse affect upon any Borrower or Subsidiary, and they have paid all taxes shown on said returns and all other assessments or fees levied upon any Borrower or Subsidiary or upon any of their respective properties to the extent that such taxes, assessments or fees have become due and, if not due, such taxes have been adequately provided for and sufficient reserves therefor have been established on such Borrower's or Subsidiary's books of account. No material controversy in respect of income taxes of any Borrower or Subsidiary is pending, or to the knowledge of the Borrowers, threatened.

         6.4 Enforceability of Loan Documents; Compliance With Other Instruments. Each of the Loan Documents is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms assuming the exercise by the Lender of commercial reasonableness in the exercise of the remedies thereunder and except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditor's rights generally or by general equitable principles. Except as set forth on
Schedule 6.4, no Borrower or Subsidiary is in default in any material respect with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which any Borrower or Subsidiary is a party or by which it, or any of its property, is bound. Neither the execution, delivery or performance of this Agreement and of the Loan Documents by the Borrowers, nor compliance by the Borrowers herewith or therewith (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) the articles or certificate of incorporation or bylaws of any Borrower or Subsidiary, (ii) except as set forth on Schedule 6.4, any indenture, loan agreement, mortgage, lease or similar agreement, or (iii) any law, order, writ, injunction or decree of any court or governmental authority, or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the properties of any Borrower or Subsidiary pursuant to any such agreement or instrument.

         6.5 Governmental Authorization. No authorization, consent or approval of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Borrowers of this Agreement and the Loan Documents or the consummation by the Borrowers of the transactions contemplated hereby and thereby. Each of the Borrowers and Subsidiaries has, and is in good standing with respect to, all material governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct business as heretofore conducted and to own or lease and operate its respective properties as now owned or leased by it. To their knowledge, none of such approvals, permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as any Borrower or Subsidiary.

         6.6 Event of Default. No Default shall have occurred and be continuing or no Event of Default shall have occurred which has not been expressly waived in writing by Lender.

         6.7 Margin Securities. No Borrower or Subsidiary owns any "margin stock" as such term is defined in Regulation U. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purposes of maintaining, reducing or retiring any Indebtedness that was originally incurred to purchase or carry margin stock or for any other purpose that might constitute the transactions contemplated hereby as a "purpose credit" within the meaning of Regulation U, Regulation X or Regulation G or any other regulations of the Board of Governors of the Federal Reserve System.

         6.8 Franchise Matters. To the Borrowers' knowledge, Krispy Kreme is the exclusive franchisor of the "Krispy Kreme" concept for the operation of retail doughnut and coffee shops utilizing certain of the trademarks and service marks listed on Schedule 6.15. Attached as Schedule 6.8 is a listing of each of Krispy Kreme's franchisees, together with their mailing address and the address of the physical location of their franchise(s). Also attached as a part of Schedule 6.8 is a copy of Krispy Kreme's most recently prepared Uniform Franchise Offering Circular or other disclosure statement of similar import (the "Disclosure Statement"). To the Borrowers' knowledge, neither the Disclosure Statement nor any statements (whether oral or written) furnished by the Borrowers or by any Person acting on the Borrowers' behalf in connection with the sale, management, administration or termination of a franchise contains or contained any untrue statement of a material fact or omits or omitted a material fact necessary to make the statements made or contained therein or made in connection therewith not misleading. None of the Borrowers are aware of any fact, circumstance or condition related to franchising activities which might materially adversely affect any Borrower or Subsidiary, their assets, business, prospects or condition (financial or otherwise), or the ability of any Borrower to perform any of its obligations hereunder or under any of the Loan Documents. Each agreement between Krispy Kreme and its franchisees is valid, subsisting and in full force and effect, and, to the Borrowers' knowledge, Krispy Kreme is not in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default by Krispy Kreme thereunder.

         6.9 Principal Places of Business. The chief executive office and principal place of business of each Borrower (with the exception of HD Capital and HD Development) is currently 370 Knollwood St., Suite 500, Winston-Salem, North Carolina 27103. The chief executive office and principal place of business of HD Capital is Suite 11, Fourth St. Plaza, 2500 W. Fourth St., Wilmington, Delaware 19805. The chief executive office and principal place of business of HD Development is 7303 Turfway Rd., Florence, Kentucky 41042. The Borrowers shall promptly notify Lender of the relocation thereof by a party hereto.

         6.10 ERISA.

                  (a) None of the Borrowers maintains or has ever maintained a defined benefit plan subject to ERISA. Except as set forth on Schedule 6.10, the present value of all accrued benefits under each Employee Plan (based on those assumptions used to fund such Employee Plan) did not, as of the most recent valuation date, exceed the then current value of the assets of such Employee Plan allocable to such benefits. Except as set forth on Schedule 6.10, full payment has been made on or before the due date thereof of all amounts that any Borrower or Subsidiary is required under the terms of each Employee Plan to have paid as contributions to such plan.

                  (b) Borrowers' Profit-Sharing and 401(k) plan is tax qualified pursuant to a currently effective determination letter issued by the Internal Revenue Service (the "Service"), and is not under investigation by either the Service or the United States Department of Labor.

                  (c) No Borrower or Subsidiary has participated in any Prohibited Transaction, which has subjected, or may subject, it to any material civil penalty or tax imposed by Section 502(i) of ERISA or
         Section 4975 of the Internal Revenue Code, respectively.

                  (d) To the knowledge of the Borrowers and based on actuarial reports, the present value (determined using actuarial and other assumptions that are reasonable in respect of the benefits provided and the employees participating) of the liability of any Borrower or Subsidiary for post-retirement benefits to be provided to its current and former employees under all welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such plans allocable to such benefits by an amount which would materially and adversely affect the financial condition of any Borrower or Subsidiary or its ability to perform its obligations hereunder.

                  (e) The execution and delivery of this Agreement will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code.

                  (f) Neither the Borrowers nor any Subsidiary is making or has ever made or been required to make any contributions to a Multiemployer Plan.

                  (g) All of the Employee Plans of each of the Borrowers and their Subsidiaries are listed on Schedule 6.10.

         6.11 Financial Statements. The Financial Statements delivered to the Lender have been prepared in accordance with Generally Accepted Accounting Principles by the Borrowers and, in the case of the annual Financial Statements, audited by independent certified public accountants. The Financial Statements contain no material misstatement or omission and fairly present the financial condition, assets and liabilities of the Borrowers and their Subsidiaries on a consolidated basis, as of the respective dates thereof and the results of operations of the Borrowers and their Subsidiaries on a consolidated basis, as of the respective dates thereof and the results of operations of the Borrowers and their Subsidiaries on a consolidated basis, for the respective periods then ended. Except as disclosed on Schedule 6.11, since the date of the most recent of the Financial Statements, there has been no material adverse change in the assets, liabilities or financial condition of any Borrower or Subsidiary or in the results of the operations of any Borrower or Subsidiary, and no Borrower or Subsidiary has incurred any obligation or liability that could materially and adversely affect its financial condition, business operations or properties, or has entered into any material contracts not contemplated by this Agreement and not in the ordinary course of business consistent with past practice.

         6.12 Title to Assets. Except as set forth on Schedule 6.12, the Borrowers and their Subsidiaries have good, indefeasible and merchantable title in fee simple (or its equivalent under applicable law) to, and ownership of, the assets reflected in the most recent Financial Statements, and all of their other assets, free and clear of all liens, claims, security interests and encumbrances. Except as set forth on Schedule 6.12, to the Borrowers' knowledge, no financing statement that names any Borrower or any Subsidiary as debtor has been filed and is still in effect, other than those evidencing any of the Permitted Liens, and no Borrower or Subsidiary has signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

         6.13 Solvency. The Borrowers and each of their Subsidiaries is solvent.

         6.14 Use of Proceeds. Subject to Section 4.4, the Borrowers' use of the proceeds of the Revolving Line of Credit, the Term Loan and any Conversion Loan made by the Lender to the Borrowers pursuant to this Agreement are, and will continue to be, legal and proper corporate uses and such uses are and will be consistent with all applicable laws and statutes, as in effect from time to time.

         6.15 Assets for Conduct of Business. The Borrowers and each of their Subsidiaries possess adequate assets, licenses, patents, patent applications, copyrights, trademarks, service marks and trade names to continue to conduct their respective businesses as heretofore conducted, without any material conflict with the rights of others. Schedule 6.15 lists all patents, copyrights, trademarks, service marks and trade names, registrations thereof or any applications therefor, owned by any Borrower or Subsidiary and lists the owner thereof.

         6.16 Trade Relations. There exists no actual or, to the Borrowers' knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of any Borrower or Subsidiary with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of a Borrower or Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances that would materially adversely affect any Borrower or Subsidiary or prevent any Borrower or Subsidiary from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

         6.17 Compliance With Laws. Except as set forth on Schedules 6.17 and 6.18, each Borrower and Subsidiary has duly complied in all material respects with, and their assets, properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or Subsidiary, their assets and properties or the conduct of their businesses, including, without limitation, all federal and state securities laws, business opportunity and franchise laws, ERISA and OSHA, the violation of which would have a material adverse impact on a Borrower or Subsidiary and there have been no material citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any such law, rule or regulation.

         6.18 Environmental Matters. To the Borrowers' knowledge, and except as may be set forth on Schedule 6.18:

                  (a) (i) No dangerous, hazardous or toxic substances, pollutants, contaminants, chemicals, wastes or materials, within the meaning of any applicable federal, state or local laws, regulations or orders (collectively "Hazardous Substances"), and including without limitation urea-formaldehyde, polychlorinated byphenyls (PCB's), nuclear fuel or waste, and petroleum, including but not limited to crude oil, natural gas, natural gas liquids, gasoline and synthetic gas, are unlawfully stored or located on the Realty, and no part of the Realty, including the groundwater located thereon and thereunder, is presently contaminated by any such substance; (ii) no improvements on the Realty contain any friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such material; and (iii) there were no releases of any Hazardous Substances, materials or wastes on any Realty previously owned by any Borrower or any Subsidiary.

                  (b) The Realty has never been used during the period of ownership or lease by any Borrower or Subsidiary as or for a mine, a landfill, a dump or other disposal facility, industrial or agricultural, a gasoline service station or a petroleum products storage facility and has never been used for such purposes prior to the period of ownership or lease by any Borrower or Subsidiary; and none of the Realty is located on a site which, pursuant to CERCLA or any similar state law, has been placed on the "National Priorities List" or "CERCLIS List" (or any similar state list) of hazardous wastes;

                  (c) There are no underground storage tanks situated on any of the Realty and no underground storage tanks have ever been situated on any of the Realty;

                  (d) All activities and operations of the Borrowers and each of their Subsidiaries meet the requirements of all applicable environmental laws and regulations of all federal, state and local governmental or regulatory bodies having jurisdiction over any Borrower or Subsidiary or their properties, including without limitation, RCRA and CERCLA;

                  (e) No Borrower or Subsidiary has ever sent a Hazardous Substance to a site which, pursuant to CERCLA or any similar state law,
         (i) has been placed on the "National Priorities List" or "CERCLIS List" of hazardous wastes (or any similar state list) and (ii) is subject to a pending claim, administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for the costs of cleaning up such a site;

                  (f) No Borrower or Subsidiary is involved in any suit or proceeding or has received any notice from any governmental agency with respect to a release of Hazardous Substances or has received notice of any claims from any Person relating to personal injuries from exposure to Hazardous Substances; and

                  (g) Each Borrower and Subsidiary has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits and has generated and maintained in all material respects all required data, documentation and records under any applicable state, federal or local environmental laws, regulations or rules.

For purposes of this Section 6.18, "knowledge" means the knowledge of Larry Roscana, Director of Safety and Environmental Services, for Krispy Kreme.

         6.19 Authorization. The execution, performance and delivery of this Agreement and the Loan Documents by the Borrowers are within the corporate powers of each of the Borrowers and have been duly authorized by all necessary and appropriate corporate action and validly executed and delivered.

         6.20 Withholding Taxes. The Borrowers and each of their Subsidiaries are, and at all times shall remain, current in respect to payment of all federal and state withholding taxes, social security taxes and other payroll taxes in an aggregate amount that, if were unpaid, would have a material adverse effect upon a Borrower or Subsidiary and, upon the Lender's request, the Borrowers shall promptly deliver to the Lender satisfactory evidence of such payments. The Borrowers and each of their Subsidiaries currently accrue, and will continue to accrue, their respective payroll tax obligations and maintain sufficient available funds (which may include available funds under the Revolving Line of Credit), to satisfy their payroll tax liabilities.

         6.21 Realty. Schedule 6.21 lists all real property owned by any Borrower as of the Closing Date, and gives the address thereof.

         6.22 Leased Property. Schedule 6.22 lists, as of the Closing Date, all real property leased by any Borrower and lists the name of the lessors of such property. The Borrowers enjoy peaceful and undisturbed possession of all of their leased property and all such leases are valid and subsisting and in full force and effect.

         6.23 Contracts; Labor Disputes. No Borrower or Subsidiary is a party to any collective bargaining contract or agreement with its employees. No Borrower or Subsidiary is a party to, and there is not pending or, to their knowledge, threatened, any labor dispute, strikes, lock-out, grievance, work stoppage or walkouts relating to any labor contracts to which any Borrower or Subsidiary is a party. The Borrowers and each of their Subsidiaries have, to their knowledge, complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, as amended, and no Borrower or Subsidiary, or any of their officers, directors or employees, has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended.

         6.24 Full Disclosure. Neither this Agreement nor any of the Loan Documents, nor any statements furnished to the Lender by or on behalf of any Borrower or Subsidiary in connection with the Revolving Line of Credit, the Term Loan, any Conversion Loan or the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the knowledge of the Borrowers, there is no fact (as opposed to hypothetical situations based on current facts) that the Borrowers have not disclosed to the Lender in writing that materially adversely affects or will materially adversely affect the assets, business, profits, prospects or conditions (financial or otherwise) of the Borrowers and any of their Subsidiaries, considered together, or the ability of the Borrowers to perform their obligations hereunder or under any of the Loan Documents.


                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         Until payment in full of all the Obligations, each Borrower covenants and agrees that, unless the Lender otherwise consents in writing:

         7.1 Repayment of Obligations. The Borrowers will, jointly and severally, promptly repay the Obligations when due, including without limitation the amounts due under the Revolving Line of Credit Note, the Term Note and each Conversion Note according to their respective terms and the terms of this Agreement and the other Loan Documents.

         7.2 Performance Under Loan Documents. The Borrowers will perform, or cause their Subsidiaries to perform, all obligations required to be performed by them, or any of them under the terms of this Agreement and the other Loan Documents.

         7.3 Financial and Business Information about the Borrower. The Borrowers shall deliver to the Lender:

                  (a) As soon as practicable and in any event within thirty (30) days after the end of each fiscal month, beginning with the close of the current month, a consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal month and statements of income, retained earnings and cash flows for the fiscal month then ended and for that portion of the fiscal year then ended, prepared on a basis consistent with that of the preceding month or containing disclosure of the effect on the results of operations of any change in the application of accounting principles and practices during the month, and certified by the President or Senior Vice President- Finance of Krispy Kreme to present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries as of their respective dates and the results of operations of the Borrowers and their Subsidiaries for the respective periods then ended, subject to normal year-end adjustments;

                  (b) As soon as practicable and in any event within 120 days after the close of each fiscal year of the Borrowers, beginning with the close of the current fiscal year, an audited consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal year and audited statements of income, retained earnings and cash flows for the fiscal year then ended, audited by Price Waterhouse or another independent certified public accountant acceptable to the Lender in accordance with Generally Accepted Accounting Principles applied on a basis consistent with those of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants, containing an opinion that is not qualified with respect to scope limitations imposed by the Borrowers or with respect to accounting principles followed by the Borrowers not in accordance with Generally Accepted Accounting Principles;

                  (c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate from the independent certified public accountants that, in making their examination of the financial statements of the Borrowers and their Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or any Event of Default, or a statement specifying the nature and period of existence of any such condition or event disclosed by their examination, in a form satisfactory to the Lender;

                  (d) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate from the President or Senior Vice President - Finance of Krispy Kreme certifying to the Lender, that to such officer's knowledge after such inquiry as such officer deems appropriate, the Borrowers have kept, observed, performed and fulfilled in all material respects each and every covenant, obligation and agreement binding upon them that is contained in this Agreement or the other Loan Documents, and that no Default or Event of Default has occurred or specifying any such Default or Event of Default, together with a financial covenant compliance worksheet, in a form satisfactory to the Lender, reflecting the computation of the financial covenants set forth in Sections 8.9 through 8.13 as of the end of the period covered by such financial statements;

                  (e) If prepared and promptly upon completion, an annual operating budget and cash flow projections for the current fiscal year, indicating projected earnings and significant cash sources and uses for the Borrowers and their Subsidiaries on a consolidated basis, in the form presently prepared and utilized by the Borrowers, accompanied by a certificate from the President or Senior Vice President - Finance of Krispy Kreme to the effect that the financial projections are good faith estimates of the financial condition and operations of the Borrowers and their Subsidiaries for such periods;

                  (f) Written notice at the end of each fiscal quarter of the Borrowers, beginning with the close of the current fiscal quarter, of the preparation or modification of any material strategic business, operational or financial plan, not addressed in subsection (e) above, and Lender shall have the right, in accordance with the provisions of
         Section 7.8, to review and examine any such plan; and

                  (g) Promptly upon completion or modification, the Disclosure Statement if it involves any material change thereto or in the content thereof.

         7.4 Notice of Certain Events. The Borrowers shall promptly, but in no event later than five (5) Business Days after any Borrower obtains knowledge thereof, give written notice to the Lender of any:

                  (a) Default or Event of Default; or

                  (b) Matter, including litigation or any investigation, government regulation or enforcement, that has resulted in, or might reasonably be expected to result in, a material adverse change in the financial condition, prospects, operations or business affairs of any Borrower or Subsidiary.

         7.5 Corporate Existence and Maintenance of Properties.

                  (a) The Borrowers shall, and shall cause each of their Subsidiaries to, maintain and preserve their corporate existence and all rights, privileges and franchises now enjoyed.

                  (b) The Borrowers shall, and shall cause each of their Subsidiaries to, conduct their business in an orderly, efficient and customary manner, and keep their assets and properties in good working order and condition (normal wear and tear excepted).

                  (c) The Borrowers shall, and shall cause each of their Subsidiaries to, file or cause to be filed in a timely manner, all reports, applications and licenses that shall be required by any governmental authority and that, if not timely filed, might have a material adverse effect on any Borrower or Subsidiary.

         7.6 Payment of Indebtedness; Performance of Other Obligations. The Borrowers shall, and shall cause each of their Subsidiaries to, pay all Indebtedness when due and all other obligations in accordance with customary trade practices, and to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to any Borrower or Subsidiary, or their assets or properties, or any part thereof or to the operation of any Borrower's or Subsidiary's business; provided, however, that the Borrowers or any Subsidiary may, in good faith, by appropriate proceedings and with due diligence contest any such Indebtedness, rules, regulations, orders and directions, and against which the Borrowers will establish and maintain such reserves as may be required, and in such amounts, as provided for in Section 11.15. The Borrowers shall, and shall cause each of their Subsidiaries to, observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which they are subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their properties or the conduct of their businesses, and all covenants and conditions of all agreements and instruments to which any Borrower or Subsidiary is a party.

         7.7 Maintenance of Insurance. The Borrowers currently maintain the policies of insurance (which include deductibles and levels of self insurance) set forth on Schedule 7.7 which are satisfactory to the Lender and the Borrowers agree to, and shall cause each of their Subsidiaries to, maintain in the future worker's compensation insurance, liability insurance and insurance on their properties, assets and business, now owned or hereafter acquired against such casualties, risks and contingencies and in such types and amounts and with such insurance companies as are comparable to that set forth on Schedule 7.7 and satisfactory to the Lender, and shall deliver to the Lender, upon its request therefor, a certificate from the President or Senior Vice President - Finance of Krispy Kreme certifying to the Lender the existence of all of such policies and which summarizes all of such policies. Each policy of insurance shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to the Lender before any cancellation of any of such policies for any reason whatsoever, except for nonpayment in which case there shall be ten
(10) days prior written notice. If any Borrower or Subsidiary fails to obtain and maintain any of the policies of insurance required to be maintained hereunder or to pay any premium in whole or in part, then the Lender may, at the Borrowers' expense, without waiving or releasing any obligation or default by the Borrowers hereunder, procure the same, but the Lender shall have no obligation to do so. All sums so disbursed by the Lender, including reasonable attorney's fees, court costs, expenses and other charges related hereto, shall be payable, jointly and severally, by the Borrowers to the Lender on demand and shall be additional Obligations hereunder.

         7.8 Maintenance of Books and Records; Inspection. The Borrowers shall, and shall cause each of their Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles and in compliance, in all material respects, with the regulations of any governmental regulatory body having jurisdiction over any Borrower or Subsidiary. The

Borrowers shall permit employees or agents of the Lender, upon reasonable notice and during normal business hours, to inspect the properties of any Borrower or Subsidiary and to examine or audit the books, records and accounts of any Borrower or Subsidiary and make copies of and memoranda of the same in connection with the administration of the Loans and this Agreement and the other Loan Documents and to monitor compliance herewith and therewith, and to discuss the affairs, finances and accounts of any Borrower or Subsidiary with its officers and employees and, upon notice to such Borrower or Subsidiary, the independent public accountants of the Borrowers or any Subsidiary (and by this provision the Borrowers authorize, and shall cause each of their Subsidiaries to authorize, such accountants to discuss the finances and affairs of any such Borrower or Subsidiary), all at such reasonable times and as often as may be reasonably requested. Any confidential information made available to the Lender shall be kept confidential by the Lender, its employees and agents; provided, however, that the Lender may disclose any such information (i) to the extent deemed necessary by Lender in connection with the enforcement by Lender of this Loan Agreement or any of the other Loan Documents, which disclosure may only be made in appropriate proceedings and not otherwise publicly, (ii) if it is otherwise publicly available, or (iii) if Lender is required by law to make disclosure thereof.

         7.9 Compliance with ERISA. The Borrowers shall, and shall cause each of their Subsidiaries to: (i) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Plan; and (ii) promptly after the filing thereof, furnish to the Lender, upon its request, copies of any annual report required to be filed under ERISA in connection with each Employee Plan. The Borrowers shall not, nor shall they permit any of their Subsidiaries to, participate in any Prohibited Transaction that could subject any Borrower or Subsidiary to any material civil penalty under ERISA or material tax under the Internal Revenue Code. The Borrowers shall furnish to the Lender, upon the Lender's request, such additional information about any Employee Plan or other employee benefit plan as may be reasonably requested by the Lender.

         7.10 COBRA. The Employee Plans of each Borrower and Subsidiary shall be operated in such a manner that no Borrower or Subsidiary will incur any material tax liability under Section 4980B of the Internal Revenue Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Internal Revenue Code.

         7.11 Payment of Taxes. The Borrowers shall, and shall cause each of their Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to any of them, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any assets or properties of any Borrower or Subsidiary; provided, however, that the Borrowers or any Subsidiary may, in good faith and with due diligence in appropriate proceedings contest any such tax, assessment, charge, levy or claim, and against which the Borrowers will establish and maintain such reserves as may be required, and in such amounts, as provided for in Section 11.15.

         7.12 Compliance with Statutes, etc. The Borrowers shall, and shall cause each of their Subsidiaries to, comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, the noncompliance with which would be materially adverse to the conduct of their business and the ownership of their property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls and Krispy Kreme's franchising activities) except where any Borrower contests such compliance in good faith and with due diligence in appropriate proceedings, and against which the Borrowers will establish and maintain such reserves as may be required, and in such amounts, as provided for in Section 11.15.

         7.13 Assets in Borrowers. Except as otherwise permitted herein, all assets relating to the business of the Borrowers shall continue to be owned by the Borrowers during the term hereof as presently owned.

         7.14 Primary Deposit Relationship. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain its primary deposit relationship with Lender. Notwithstanding the foregoing, neither Thornton's, HD Capital nor HD Development shall be required to maintain its primary deposit relationship with Lender.


                                  ARTICLE VIII
                               NEGATIVE COVENANTS

         Until payment in full of all the Obligations, the Borrowers covenant and agree that, unless the Lender otherwise consents in writing, the Borrowers will not, and the Borrowers will not permit any of their Subsidiaries to, individually or in the aggregate:

         8.1 Merger and Dissolution. (a) Wind-up, liquidate or dissolve; provided, however, that a Subsidiary may wind-up, liquidate or dissolve into the corporation owning and controlling such Subsidiary, (b) except with respect to a merger, consolidation or reorganization in which a Borrower or Subsidiary is the surviving corporation, enter into any consolidation, merger, syndicate or other combination, provided that the number of voting shares of capital stock of such Borrower or Subsidiary, outstanding immediately after any such consolidation, merger, syndicate or other combination, plus the number of voting shares of capital stock issuable as a result of such transaction by such Borrower or Subsidiary, will not exceed by more than twenty percent (20%) the total number of voting shares of capital stock of such Borrower or Subsidiary outstanding immediately prior to such transaction, or (c) sell, lease or dispose of, in a single transaction or a series of related transactions, its business or assets as a whole or such part as in the opinion of the Lender constitutes a substantial portion of a Borrower's or Subsidiary's business or assets.

         8.2 Acquisitions. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise, except for acquisitions of bakery and franchise operations.

         8.3 Indebtedness. Be liable, directly or indirectly, contingently (whether or not pursuant to any suretyship arrangement, endorsement or guaranty) or otherwise, in respect of any obligation for money borrowed or owed, including Capital Lease Obligations, except for: (a) the Obligations owed under this Agreement, the other Loan Documents and other credit arrangements with the Lender; (b) business expenses and current trade accounts payable incurred or accrued by a Borrower or a Subsidiary in the ordinary course of its business, including liabilities under operating leases (but not Capital Leases) of real or personal property, and non-extraordinary expenses and payables; provided that the same shall be paid when due in accordance with customary trade terms unless contested by appropriate proceedings and against which the Borrowers will establish and maintain such reserves as may be required, and in such amounts, as provided for in Section 11.15, (c) indebtedness secured by Permitted Liens; (d) vehicle financing; (e) the liabilities and obligations set forth on Schedule 8.6; (f) unsecured obligations for money borrowed after the Termination Date, except for intercompany obligations between the Borrowers and Subsidiaries as addressed in
(g) below; and (g) unsecured obligations for money borrowed from a Subsidiary (which is not a Borrower) in connection with which the rights of such Subsidiary with respect to such obligations are subordinated in full to Lender and Lender's rights to receive payment in full of all of the Obligations.

         8.4 Liens and Encumbrances. Except for Permitted Liens, create, assume or suffer to exist any deed of trust, mortgage, encumbrance or other lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation on any of its property, real or personal, whether now owned or hereafter acquired.

         8.5 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or properties, including, without limitation, the Realty, except for (a) sales of inventory and other assets in the ordinary course of business; (b) the trade-in or disposition of used equipment for replacement equipment or the disposition of obsolete equipment, regardless of its replacement; (c) sales or leases of surplus Realty and other surplus assets from time to time, in connection with the closing and/or relocation of doughnut shops and other facilities or otherwise; (d) sales or leases of Realty and other assets to franchisees in connection with its franchising practices in effect from time to time; and (e) sales of Realty, signage, equipment, fixtures and other assets in connection with the immediate leaseback of each such item so sold from the party to whom such items were sold, but only if each such lease shall be treated under Generally Accepted Accounting Principles as an operating lease rather than a Capital Lease; provided, however, that the sales or other dispositions permitted in subparts (a) through (e) above shall not be a part of or related to (1) a plan or a series of related plans by which any Borrower is closing, in the opinion of Lender, a substantial portion of its doughnut shops or other facilities, or transferring such to another Person, or (2) the cessation of business operations by such Borrower or Subsidiary. Lender reserves the right, with respect to the sale/leaseback transactions referred to in subpart (e) above, to review all such transactions from the standpoint of the asset base of the Borrowers and the overall leverage of each such Borrower, and to modify or eliminate subpart (e) above.

         8.6 Restricted Loans. Make loans or advances to, or guaranty or otherwise become liable for the obligations of, any Person except for: (i) loans or advances to employees, directors or franchisees not exceeding $3,000,000.00 in the aggregate amount outstanding which loans are contemporaneously properly documented and are reflected in such Borrower's or Subsidiary's records, or for reasonable travel and business expenses incurred in the ordinary course of business; (ii) deposits and prepaid expenses incurred in the ordinary course of business; (iii) equipment and stock repurchase agreements not exceeding $10,000,000.00 in the aggregate amount outstanding, without the consent of Lender, with respect to which the Borrowers' shall provide monthly detailed reporting as to such matters related thereto as Lender shall require; and (iv) in addition to the repurchase agreements described in (iii), other guaranties not exceeding $7,000,000.00 in the aggregate amount outstanding, without the consent of Lender, with respect to which the Borrowers' shall provide monthly detailed reporting as to such matters related thereto as Lender shall require. Notwithstanding the foregoing, the $10,000,000.00 limitation described in subpart (iii) above may be increased by the amount by which the $7,000,000.00 limitation described in subpart (iv) above exceeds the actual amount of all such guaranties described in such subpart outstanding from time to time, in which event the amount over $10,000,000.00 shall be used in determining compliance with the $7,000,000.00 limitation in (iv). The limitations described in subparts (iii) and (iv) above shall apply to any and all loans or other advances made by Lender (other than pursuant to this Agreement), in addition to loans and advances by third parties. The amounts of permitted loans, advances or guaranties described in this Section shall not serve to reduce availability under the Revolving Line of Credit. Schedule 8.6 sets forth a detailed listing of all such loans, advances, guaranties and other obligations as of the date thereof.

         8.7 Restrictions on Dividends. Except as set forth below, declare or pay any dividends (other than dividends payable solely in its own Stock) upon any of its Stock, except that annual cash dividends in the aggregate amount of up to fifty percent (50%) of the Borrowers' Net Income (after tax) for the immediate preceding fiscal year may be distributed annually to Krispy Kreme's shareholders.

         8.8 Restrictions on Redemptions. Purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Stock or, except as provided in Section 8.7, make any distribution of cash, property or assets among the holders of shares of its Stock or make any material change in its capital structure except that Krispy Kreme may redeem, retire, purchase or otherwise acquire any shares of its Stock pursuant to (i) the Stock Purchase Agreement dated July 1, 1984, as amended, by and among Krispy Kreme and all of its current shareholders, a copy of which is attached as Exhibit E, or (ii) any similar agreement by and among Krispy Kreme and any permitted transferee of shares of Stock of Krispy Kreme which was or will be entered into after the execution of the Stock Purchase Agreement described in subpart (i), so long as such additional agreements or arrangements serve the same principal purpose as the Stock Purchase Agreement described above.

         8.9 Capital Expenditures. Until the Termination Date, make any expenditure for Capital Assets during any fiscal year if, after giving effect to such expenditures, the aggregate amount of all such expenditures on a consolidated basis during such fiscal year shall exceed the sum of $12,000,000.00; provided however, that any such expenditures financed exclusively with the proceeds of the Revolving Line of Credit, the Term Loan or a Conversion Loan shall be unrestricted; and, after the Termination Date, make any expenditure for Capital Assets in any fiscal year in an amount in excess of 175% of the amount of charges to operations during the immediately preceding fiscal year for depreciation of fixed assets and amortization of improvements.

         8.10 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of any fiscal month of the Borrowers during the following periods to be less than the following amounts:

                      Period                            Amount
                      ------                            ------

           As of Closing                              $36,000,000
           As of 1/31/1999 - 1/29/2000                $41,000,000
           As of 1/30/2000 - 1/27/2001                $48,000,000
           As of 1/28/2001 - 1/26/2002                $54,000,000
           As of 1/27/2002 and through                $60,000.000
             the term of this Agreement

         8.11 Cash Flow. Permit the ratio of Operating Cash Flow to Debt Service Requirements at the end of any fiscal year to be less than 1.5 to 1.0.

         8.12 Current Ratio. Permit the ratio of Current Assets to Current Liabilities as of the last day of any fiscal month to be less than 1.25 to 1.0.

         8.13 Total Liabilities to Net Worth. Permit the ratio of Total Liabilities to Consolidated Tangible Net Worth as of the last day of any fiscal month to be greater than 1.25 to 1.0.

         8.14 New Business. Except for the development and sale of new products and the sale and leasing of doughnut shops and equipment to franchisees and others, engage in any business other than the business in which the Borrowers are currently engaged or a business reasonably related thereto, change its name or do business under any other name other than its corporate name except for those set forth on Schedule 6.15 and new tradenames, trademarks and service marks adopted by the Borrowers or any of them.

         8.15 Subsidiaries or Partnerships. Except as set forth below, become a partner or joint venturer in any partnership or joint venture or create or acquire any Subsidiary or transfer any assets to a Subsidiary which does not become a party to this Agreement and the other Loan Documents as a joint and several co-obligor with the Borrowers. The foregoing restriction shall not apply to (i) any partnership, joint venture or other similar arrangement pursuant to which new doughnut shops are developed or alliances are made with either existing or future franchisees, or (ii) Brumley Enterprises, Inc. The Borrowers shall promptly notify Lender of the formation or acquisition of any Subsidiary. At the time any new Subsidiary becomes a party to this Agreement and the other Loan Documents, the Subsidiary's liability hereunder shall be primary and unconditional (as described in Section 4.11) as to all Obligations, whether such Obligations were incurred prior to the formation or acquisition of such Subsidiary and it becoming a party to this Agreement and the other Loan Documents or thereafter, as if such Subsidiary was an original party to this Agreement and the other Loan Documents. All representations and warranties made in this Agreement and in any other Loan Document shall be deemed to refer to any such new Subsidiary as if it were an original party hereto and to the other Loan Documents.

         8.16 Material Adverse Transactions. Enter into any transaction that materially and adversely affects or would or could materially adversely affect the ability of any Borrower to repay any Indebtedness or the Obligations.

         8.17 Hazardous Wastes. Permit any Hazardous Substances, the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any federal, state or local agency, authority or governmental unit, to be brought on to or located on the Realty or any other real property owned or leased by any Borrower or Subsidiary, except in full compliance with all applicable laws; and if any such material is brought or found located thereon in violation of any applicable law, it shall be immediately removed, with proper disposal, and all required environmental cleanup procedures shall be diligently undertaken pursuant to all such laws, ordinances and regulations except where contested in good faith and with due diligence in appropriate proceedings, and against which the Borrowers will establish and maintain such reserves as may be required, and in such amounts, as provided for in Section 11.15; provided, however, nothing in the Loan Documents shall require any Borrower to undertake remediation activities with respect thereto unless required by applicable law.

         8.18 Change in Management. Allow any material change to occur in the composition of the executive management personnel of Krispy Kreme as set forth on Schedule 8.18.

         8.19 Share Ownership of Subsidiaries. Allow the issued and outstanding Stock of any Borrower (other than Krispy Kreme) to be owned by any Person other than a Borrower.

                                   ARTICLE IX
                                EVENTS OF DEFAULT

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  (a) Any Borrower fails to pay when due any principal of, interest on or any other costs or fees relating to the Obligations as and when the same become due and payable and the same is not cured within ten (10) Business Days after written notice from the Lender of such failure;

                  (b) Any Borrower or Subsidiary fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in Section 7.4 or Article VIII (with the exception of Section 8.4) of this Agreement upon written notice from the Lender;

                  (c) Any Borrower or Subsidiary fails or neglects to observe, perform or comply, in any material respect, with any other term, provision, condition or covenant contained in this Agreement or the Loan Documents, and the same is not cured to the Lender's satisfaction within thirty (30) days after written notice from the Lender;

                  (d) If any representation or warranty made in writing by or on behalf of the Borrowers in this Agreement, the other Loan Documents or any certificate, financial statement or instrument or document delivered in connection therewith, or in any other agreement now existing or hereafter executed between any Borrower and the Lender, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect;

                  (e) The occurrence of any default or event of default on the part of any Borrower or Subsidiary under the terms of any agreement or contract that is material to the affairs, financial or otherwise, of such Borrower or Subsidiary and such agreement or contract is terminated as a result of such default or event of default;

                  (f) The occurrence of a default under any of the Loan Documents or in any other agreement between Lender and any Borrower or Subsidiary, now existing or hereafter executed;

                  (g) The filing by any Borrower or Subsidiary of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;

                  (h) The filing against any Borrower or Subsidiary of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition is not dismissed within sixty (60) days of the date of filing;

                  (i) Any Borrower or Subsidiary is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

                  (j) A notice of lien, levy or assessment is filed of record against any material portion of the assets of any Borrower or Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, and such lien, levy or assessment is not dismissed, released or discharged within seventy-five (75) days, or if any taxes (in the amount of $100,000 or greater) or debts owing at any time or times hereafter by any one of them becomes a lien or encumbrance upon any asset of any Borrower or Subsidiary and the same is not dismissed, released or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty, except with respect to liens, levies, assessments, taxes or debts being contested in good faith and with due diligence, and with respect thereto the Borrowers have established such reserves, if any, as may be required by this Agreement;

                  (k) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against any Borrower or Subsidiary or involving or respecting any material asset or material portion of the assets of any Borrower or Subsidiary, which shall not be dismissed, discharged or bonded within forty-five (45) days;

                  (l) A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of any material asset or material portion of the assets of any Borrower or Subsidiary;

                  (m) The transfer, pledge or other disposition of any of the Stock of any Subsidiary by Krispy Kreme or any Subsidiary which is the owner thereof after the Closing;

                  (n) Any Borrower or Subsidiary shall be required under applicable federal, state or local laws, rules, regulations or orders to clean-up or cause to be cleaned up or bear the cost of cleaning up, any Hazardous Substance, the cost of which may reasonably be expected to exceed five percent (5%) of Consolidated Tangible Net Worth; or

                  (o) Except as set forth below, the occurrence of any "change of control" of Krispy Kreme. For purposes of this provision, the term "change of control" shall mean the occurrence of a change in the power to direct the voting rights of greater than fifty percent (50%) of any class of outstanding voting shares of Stock of Krispy Kreme, which includes a sale, exchange, transfer or other disposition of the Stock of Krispy Kreme. Excluded from the foregoing definition shall be (i) inter vivos and testamentary transfers to lineal decedents of existing shareholders, and (ii) any change of control which results solely by virtue of a public distribution of Stock by Krispy Kreme in compliance with the Securities Act of 1933, as amended, and all applicable state "blue sky" laws, the primary purpose of which is to increase Krispy Kreme's working capital and to provide liquidity to its shareholders, provided that the Borrowers remain in compliance with all other terms and conditions of this Agreement following any such change of control.


                                    ARTICLE X
                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

         10.1 Rights and Remedies. Following the occurrence of any Event of Default which has not been expressly waived in writing by Lender:

                  (a) Termination of Commitment. The Lender may terminate its obligation to make continued credit available to the Borrowers hereunder; and upon the occurrence of an Event of Default pursuant to Sections 9.1(g), (h) or (l), the Lender's obligation to make Loans or advances hereunder shall automatically be deemed terminated.

                  (b) Acceleration of Indebtedness. The Lender may declare all or any part of the Obligations immediately due and payable, whereupon such Obligations shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that all Obligations shall automatically become due and payable upon the occurrence of an Event of Default pursuant to Sections 9.1(g), (h) or (l).

                  (c) Rights of Collection. The Lender shall have the right to exercise all of its rights and remedies under this Agreement, the other Loan Documents and applicable law, in order to satisfy the Obligations.

                  (d) Right of Set-Off. The Lender may, and is hereby authorized by the Borrowers, and the Borrowers shall cause each of their Subsidiaries to authorize the Lender to, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to any Borrower or Subsidiary (any such notice being expressly waived by each Borrower and Subsidiary), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary account and any other indebtedness at any time owing by Lender to or for the credit or the account of any Borrower or Subsidiary against any or all of the Obligations of any Borrower or Subsidiary now or hereafter existing, whether or not such Obligations have matured. The Lender agrees promptly to notify the applicable Borrower or Subsidiary after the occurrence of any such setoff, provided that the failure to give such notice shall not affect the validity of such setoff.

         10.2 Rights and Remedies Cumulative; Non-Waiver, etc. The enumeration of the Lender's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between any Borrower and the Lender, which may now or hereafter exist, or at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Borrower and the Lender or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default.


                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of the parties in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, or (b) the Borrowers' (on their own behalf and on behalf of their Subsidiaries) undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation until payment in full of the Obligations. Each Borrower further agrees that to the extent any Borrower makes a payment or payments to the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Lender. Notwithstanding any other provision of this Agreement to the contrary, in the event any Letter of Credit Obligation or Credit Card Obligation is outstanding as of the Termination Date, and such Letter of Credit Obligation or Credit Card Obligation shall remain outstanding, then with respect to each such outstanding and continuing Letter of Credit Obligation or Credit Card Obligation, this Agreement shall remain in full force and effect as to the Borrowers until all such Letter of Credit Obligations, Credit Card Obligations and other Obligations of the Borrowers to Lender have been paid in full, and in the event that there are no other Obligations of the Borrowers to Lender remaining outstanding as of such time except for the Letter of Credit Obligations or Credit Card Obligations, Lender shall have no further obligations hereunder. All Letter of Credit Obligations and Credit Card Obligations shall be subject to the terms and conditions of this Agreement, in addition to the terms and conditions of any other agreement, document or instrument entered into between Lender and any such Borrower with respect thereto.

         11.2 Governing Law; Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWERS CONSENT TO THE JURISDICTION OF ANY STATE COURT WITHIN FORSYTH COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE MIDDLE DISTRICT OF THE STATE OF NORTH CAROLINA, FOR ANY PROCEEDING TO WHICH THE LENDER IS A PARTY, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO THE BORROWERS OR ANY OF THEM AT THE ADDRESS STATED IN SECTION 11.3 BELOW AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE ACTUAL RECEIPT THEREOF. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ANY BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER ANY BORROWER OR ITS PROPERTY OR THE RIGHT OF ANY SUCH BORROWER TO CONTEST SUCH JURISDICTION.

         11.3 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered three (3) Business Days after deposit in the United States mail, certified mail, return receipt requested, with postage prepaid, and addressed to the party to be notified as follows:

    To Any Borrower:    370 Knollwood St., Suite 500
                        Winston-Salem, NC 27103
                        Attn:  President

    With Copies To:     Krispy Kreme Doughnut Corporation (if Krispy
                        Kreme is not the Borrower to whom the
                        original notice was intended)
                        370 Knollwood St., Suite 500
                        Winston-Salem, NC  27103
                        Attn: Randy S. Casstevens, Sr. Vice-President - Finance

    To Lender:          Branch Banking and Trust Company
                        110 South Stratford Road
                        Winston-Salem, NC 27104
                        Attn: Steven G. Bullard

or to such other address as each party may designate for itself by like notice, or shall be deemed to have been validly served, given or delivered on the date of delivery to such party at such address if notice is given or delivered by overnight delivery service or by hand delivery.

         11.4 Indemnification of the Lender. From and at all times after the date of this Agreement, and in addition to all of the Lender's other rights and remedies against the Borrowers or any Subsidiary, the Borrowers, jointly and severally, agree to indemnify and hold harmless the Lender and each director, officer, employee, agent and Affiliate of the Lender against any and all claims, losses, damages, liabilities, costs, and expenses of any kind or nature whatsoever (including without limitation attorneys' fees, costs and expenses) incurred by or asserted against the Lender or any such director, officer, employee, agent or Affiliate of the Lender, from and after the date hereof, as a result of or arising from or any way relating to (a) any breach or violation of this Agreement or any other Loan Document by any Borrower or Subsidiary; (b) any breach of any of the representations, warranties or covenants made in this Agreement or any other Loan Document by any Borrower; (c) any breach of any of the representations, warranties or covenants made in this Agreement or any other Loan Document by any Borrower in connection with the closing of any Conversion Loan or the making of any advance, other than any advances to be made at Closing under the Revolving Line of Credit, subject to the standards set forth in Sections 5.4(a) and 5.5(a); or (d) any inaccuracy or misrepresentation in any of the Schedules attached to this Agreement or in any other Loan Document delivered in connection with this Agreement (whether delivered at Closing or thereafter).

         11.5 Fees and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrowers shall, jointly and severally, be obligated:

                  (a) Fees and Expenses. As provided below, to pay or reimburse the Lender upon demand for all expenses (including, without limitation, attorneys' fees) incurred or paid by the Lender (except salaries of the Lender's regularly employed personnel) in connection with: (i) the preparation, execution, delivery, modification or amendment of this Agreement or the other Loan Documents; (ii) following an Event of Default, charges for appraisers, examiners, environmental consultants, auditors or similar Persons whom the Lender may engage with respect to rendering opinions concerning the financial condition of the Borrowers and their Subsidiaries or the condition of any of their assets; (iii) any attempt to enforce, or the enforcement of, any rights of the Lender against any Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; and (v) any refinancing or restructuring of the credit arrangements provided under this Loan Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding. Lender will submit invoices to Borrowers for all such fees and expenses which will be mutually agreed upon and paid by the Borrowers.

                  (b) Brokerage Fees. To hold the Lender harmless from and against any and all finder's or brokerage fees and commissions that may be payable in connection with the transactions contemplated by this Agreement other than any fees or commissions of finders or brokers engaged by the Lender.

         11.6 Waivers by the Borrower. Except as otherwise provided for in this Agreement or the other Loan Documents, each Borrower hereby waives (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, intent to accelerate and all other notices; and (b) the benefit of all valuation, appraisement and exemption laws.

         11.7 Assignment and Sale. No Borrower may sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof, including without limitation, any Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder.

         11.8 Amendment. This Agreement and the other Loan Documents may only be amended, changed, discharged or terminated, by an instrument in writing signed by the Lender and each of the Borrowers. Any provision hereof or thereof may be waived by an instrument signed by the party to be charged.

         11.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.10 Entire Agreement. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire understanding and agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof.

         11.11 Binding Effect. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of the Lender and the successors and permitted assigns of the Borrowers.

         11.12 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

         11.13 Conflicts of Terms. The provisions of the Exhibits and Schedules hereto and the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provisions contained in this Agreement shall control.

         11.14 Injunctive Relief. The Borrowers recognize that in the event any of them fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender. Each Borrower therefore agrees that Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any case where a remedy at law may prove to be inadequate relief.

         11.15 Reserves. Whenever this Agreement requires the establishment and maintenance of reserves by a Borrower or Subsidiary, such reserves shall be reasonable and adequate under the circumstances and may, at the Borrower's option, include available funds under the Revolving Line of Credit.

         11.16 Third Parties Not Benefited. All conditions to the obligations of Lender, including the obligation to make advances, are imposed solely and exclusively for the benefit of the Borrowers and no other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so.

         11.17 No Agency. Lender is not the agent or representative of any Borrower or Subsidiary, and no Borrower or Subsidiary is the agent or representative of Lender, and nothing in this Agreement shall be construed to make Lender liable to anyone with whom any Borrower or Subsidiary deals.

         11.18 No Partnership or Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between any Borrower or Subsidiary and Lender.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers as of the date first above written.

                                 LENDER:

                                 BRANCH BANKING AND TRUST COMPANY

                                 By: /s/ Steven G. Bullard
                                     -------------------------------------------
                                         Steven G. Bullard, Vice President


                                 BORROWERS:

                                 KRISPY KREME DOUGHNUT CORPORATION

                                 By: /s/ J. Paul Breitbach
                                     -------------------------------------------
                                 Name:   J. Paul Breitbach
                                 Title:  Executive Vice President - Corporate
                                         Development, Finance and Administration


                                 THORNTON'S FLAV-O-RICH BAKERY,
                                   INCORPORATED

                                 By: /s/ Thomas C. McNeil
                                     -------------------------------------------
                                 Name:   Thomas C. McNeil
                                 Title:  Vice President


                                 KRISPY KREME DISTRIBUTING COMPANY,
                                   INCORPORATED

                                 By: /s/ Thomas C. McNeil
                                     -------------------------------------------
                                 Name:   Thomas C. McNeil
                                 Title:  Vice President


                                 KRISPY KREME DOUGHNUTS COMPANY

                                 By: /s/ Faye Gaddy
                                     -------------------------------------------
                                 Name:   Faye Gaddy
                                 Title:  President

                                 HD CAPITAL CORPORATION

                                 By: /s/ Faye Gaddy
                                     -------------------------------------------
                                 Name:   Faye Gaddy
                                 Title:  President


                                 HDN DEVELOPMENT CORPORATION

                                 By: /s/ Faye Gaddy
                                     -------------------------------------------
                                 Name:   Faye Gaddy
                                 Title:  President

                                 FIRST AMENDMENT
                                       TO
                       AMENDED AND RESTATED LOAN AGREEMENT


         THIS AMENDMENT is made effective as of the 28th day of April, 1999, by and among BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation ("Lender"), KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation, THORNTON'S FLAV-O-RICH BAKERY, INCORPORATED, a North Carolina corporation, KRISPY KREME DISTRIBUTING COMPANY, INCORPORATED, a North Carolina corporation, KRISPY KREME DOUGHNUTS COMPANY, a North Carolina corporation, HD CAPITAL CORPORATION, a Delaware corporation, and HDN DEVELOPMENT CORPORATION, a Kentucky corporation (collectively, the "Borrowers").

                                R E C I T A L S:

         A. Lender has extended to the Borrowers certain credit facilities as described in and governed by that certain Amended and Restated Loan Agreement by and among the parties dated December 21, 1998 (the "Loan Agreement").

         B. The parties desire to amend the Loan Agreement as set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties amend the Loan Agreement as follows:

         1. Section 8.6 of the Loan Agreement, entitled "Restricted Loans," is amended by deleting the reference to $3,000,000 in subclause (i) and substituting in lieu thereof the sum of $5,000,000.

         2. Except as otherwise specifically set forth herein, all of the other terms and conditions of the Loan Agreement shall remain in full force and effect, as amended hereby, and are ratified and affirmed by the parties.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

                                 LENDER:

                                 BRANCH BANKING AND TRUST COMPANY

                                 By: /s/ Steven G. Bullard
                                     -------------------------------------------
                                         Steven G. Bullard, Vice President


                                 BORROWERS:

                                 KRISPY KREME DOUGHNUT CORPORATION

                                 By: /s/ J. Paul Breitbach
                                     -------------------------------------------
                                 Name:   J. Paul Breitbach
                                 Title:  Executive Vice President - Corporate
                                         Development, Finance and Administration


                                 THORNTON'S FLAV-O-RICH BAKERY,
                                   INCORPORATED

                                 By: /s/ Thomas C. McNeil
                                     -------------------------------------------
                                 Name:   Thomas C. McNeil
                                 Title:  Vice President


                                 KRISPY KREME DISTRIBUTING COMPANY,
                                   INCORPORATED

                                 By: /s/ Thomas C. McNeil
                                     -------------------------------------------
                                 Name:   Thomas C. McNeil
                                 Title:  Vice President

                                 KRISPY KREME DOUGHNUTS COMPANY

                                 By: /s/ Faye Gaddy
                                     -------------------------------------------
                                 Name:   Faye Gaddy
                                 Title:  President


                                 HD CAPITAL CORPORATION

                                 By: /s/ Faye Gaddy
                                     -------------------------------------------
                                 Name:   Faye Gaddy
                                 Title:  President


                                 HDN DEVELOPMENT CORPORATION

                                 By: /s/ Faye Gaddy
                                     -------------------------------------------
                                 Name:   Faye Gaddy
                                 Title:  President